Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

among

CNX GAS COMPANY LLC

as Seller

and

ASCENT RESOURCES — UTICA, LLC

as Buyer

dated

June 28, 2018

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:
Exhibit A-1	—	Leases
Exhibit A-2	—	Mineral Fee Interests
Exhibit A-3	—	Wells
Exhibit A-4	—	Rights-of-Way
Exhibit A-5	—	Mineral Fee Leases
Exhibit A-6	—	Applicable Contracts
Exhibit A-7	—	Term Assignments Out
Exhibit A-8	—	Term Assignments In
Exhibit A-9	—	Water Assets
Exhibit B	—	Excluded Assets
Exhibit C-1	—	Form of Assignment
Exhibit C-2	—	Form of Mineral Deed
Exhibit D	—	Form of Non-Foreign Affidavit
Exhibit E	—	Form of Seller’s Certificate
Exhibit F	—	Form of Buyer’s Certificate
Exhibit G	—	Form of Escrow Agreement
Exhibit H	—	Form of Transition Services Agreement

SCHEDULES:
Schedule 1.1A	—	Seller Knowledge Persons
Schedule 1.1B	—	Impoundment
Schedule 3.3(a)(vi)	—	Certain Costs and Expenses
Schedule 9.4	—	Consents
Schedule 9.7	—	Litigation
Schedule 9.8(a)	—	Material Contracts
Schedule 9.8(b)	—	Material Contract Matters
Schedule 9.9	—	Violation of Laws
Schedule 9.10	—	Preferential Purchase Rights
Schedule 9.11	—	Suspense Funds
Schedule 9.12	—	Current Commitments
Schedule 9.13	—	Environmental
Schedule 9.14	—	Asset Taxes
Schedule 9.16	—	Imbalances
Schedule 9.17	—	Advance Payments
Schedule 9.18	—	Wells
Schedule 9.19	—	Payout
Schedule 9.20	—	Bonds, Etc.
Schedule 9.22	—	Certain Surface Rights
Schedule 11.1	—	Conduct of Business
Schedule 11.2	—	Bonds, Etc. to be Replaced

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of June 28, 2018 (the “Execution Date”), by and between CNX GAS COMPANY LLC, a Virginia limited liability company (“Seller”), and ASCENT RESOURCES – UTICA, LLC, an Oklahoma limited liability company (“Buyer”). Seller and Buyer are each a “Party”, and collectively the “Parties”.

RECITALS

Seller desires to sell and assign, and Buyer desires to purchase and pay for, the Assets (as hereinafter defined).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1    Defined Terms. Capitalized terms used herein shall have the meanings set forth in this Section 1.1, unless the context otherwise requires.

“Access Agreement” shall mean that certain Access Agreement, dated effective May 29, 2018, by and between Seller and Buyer.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.6.

“Active Coal Mining Operation” shall mean current underground mining activities conducted in connection with active pursuit of mining for the production of coal, which Active Coal Mining Operation shall include, as a minimum, the construction of entry ways and ventilation shafts for the purposes of accessing and producing such coal.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“AFE” shall have the meaning set forth in Section 9.12.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocable Amount” shall have the meaning set forth in Section 3.8.

“Allocated Value” shall have the meaning set forth in Section 3.7.

“Allocation Schedule” shall have the meaning set forth in Section 3.8.

“Applicable Contracts” shall mean all Contracts set forth on Exhibit A-6 attached to this Agreement (a) to which Seller is a party (or is a successor or assign of a party), (b) that pertain to any of the Assets and (c) that will be binding on Buyer after Closing, but exclusive of any Debt Instruments, Hedge Contracts, master service agreements, blanket agreements or similar Contracts.

“Ascent Utica Minerals” shall mean Ascent Utica Minerals, LLC, an Oklahoma limited liability company.

“Assets” shall mean, collectively, all of Seller’s right, title and interest in and to the following, less and except the Excluded Assets:

(a)    the oil and gas leases described in Exhibit A-1, to the extent (and only to the extent) such leases cover the Target Formation (such interest in such leases as so limited, the “Leases”), together with all other interests of Seller of any kind or character in and to the Leases, including all working interests, net revenue interests, overriding royalties, production payments, net profits interests, carried interests, reversionary interests, and other Hydrocarbons interests of any kind or character derived from such Leases, as well as the operating rights thereunder;

(b)    the oil and gas mineral fee interests described in Exhibit A-2 to the extent (and only to the extent) such oil and gas mineral fee interests cover the Target Formation (such interests in such oil and gas mineral fee interests as so limited, the “Mineral Fee Interests”), together with (i) any and all other rights, titles and interests of Seller in and to the lands covered or burdened thereby, and (ii) all other interests of Seller of any kind or character in and to the Mineral Fee Interests, in each case, to the extent (and only to the extent) such rights, titles and interests of Seller cover the Target Formation;

(c)    all wells completed (and wells that have been drilled and are to be completed) within the Target Formation and located on any of the Leases or Mineral Fee Interests or on any other lease or lands with which any Lease or Mineral Fee Interest has been unitized, whether such wells are producing, shut-in or abandoned, and all other wells located on any of the Leases or Mineral Fee Interests and primarily used in connection with the ownership or operation of the Assets (such interest in such wells as so limited, including the wells set forth in Exhibit A-3, the “Wells”);

(d)    all rights and interests in, under or derived from all unitization or pooling agreements in effect with respect to any of the Leases, Mineral Fee Interests or Wells and the units created thereby (the “Units”);

(e)    all Applicable Contracts;

(f)    except to the extent covered in subsection (n) below, all Rights-of-Way, including the Rights-of-Way set forth in Exhibit A-4;

(g)    except to the extent covered in subsection (n) below, all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, located on any of the Leases, Mineral Fee Interests, Wells, Units or other Assets, in each case, as of Closing, and that are primarily used or held for use in connection with the ownership, operation or development of the Leases, Mineral Fee Interests, Wells, Units or other Assets, including pipelines, gathering systems, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures, materials and other items primarily used in the ownership, operation or development of the Leases, Mineral Fee Interests, Wells, Units or other Assets (the “Personal Property”);

(h)    all oil and gas leases to which any of the Mineral Fee Interests are subject (such interest in such leases and including those set forth in Exhibit A-5, the “Mineral Fee Leases”) and all rights, rentals, royalties and other benefits accruing or to accrue under oil and gas leases on the Mineral Fee Interests, in each case, to the extent (and only to the extent) such rights, titles and interests cover the Target Formation;

(i)    all Hydrocarbons attributable to the Leases, Mineral Fee Interests and/or Wells to the extent such Hydrocarbons were produced from and after the Effective Time and all Imbalances relating to the Assets;

(j)    except to the extent covered in subsection (n) below, to the extent that they may be assigned, all Permits to the extent held for use or used in connection with the ownership or operation of the other Assets;

(k)    all rights, claims, and causes of action (including warranty and similar claims, indemnity claims and defenses) whether arising before, on or after the Effective Time, to the extent (and only to the extent) (i) assignable, (ii) such rights, claims and causes of action relate to any of the Assets or the ownership or operation thereof or under Applicable Contracts and (iii) relating to any of the Assumed Obligations;

(l)    all files, records and data (i) to the extent that they relate to the ownership, operation or development of the Assets described above, and (ii) that are in Seller’s or its Affiliates’ possession, including: (A) land and title records (including abstracts of title, title opinions and title curative documents); (B) Applicable Contract files; (C) correspondence; and (D) operations, production, facilities, well, environmental, health and safety, accounting and Asset Tax records (other than those Asset Tax records primarily relating to income or franchise taxes or that relate to Seller’s business generally); provided, however, that (1) those items referenced above in this sub-section (l) that are not title opinions and are subject to a valid legal privilege or to disclosure restrictions, (2) those items referenced above in this sub-section (l) that are not transferable without payment of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), (3) all e-mails and (4) all employee files, in each case, shall be excluded (the foregoing items, taking into account the exclusions listed above, collectively, the “Records”); provided, however, Seller may retain a copy of all such Records (including in electronic format) and shall have no obligation to delete other electronic file Records from Seller’s or its Affiliates’ servers and networks;

(m)    to the extent assignable (and, if applicable, following Buyer’s acquisition, at its sole cost, of a license from the applicable Third Party), geophysical or seismic data primarily related to the Assets to the extent in Seller’s possession (but excluding any of Seller’s or its Affiliates’ interpretations thereof);

(n)    the water assets and rights described in Exhibit A-9; and

(o)    all impoundments primarily related to the ownership, operation or development of the Leases, Wells or Units.

“Asset Taxes” shall mean ad valorem, property, excise, sales, use, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes, and (b) Transfer Taxes.

“Assignment” shall mean the Assignment and Bill of Sale from Seller to Buyer pertaining to the Assets (other than the Mineral Fee Interests) and substantially in the form of Exhibit C-1.

“Assumed Obligations” shall have the meaning set forth in Section 8.1.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Buyer’s Representatives” shall have the meaning set forth in Section 12.1(a).

“Carve Out Financial Statements” shall have the meaning set forth in Section 11.8(a).

“Casualty Loss” shall have the meaning set forth in Section 13.3(b).

“Claim” shall have the meaning set forth in Section 8.7(b).

“Claim Notice” shall have the meaning set forth in Section 8.7(b).

“Closing” shall have the meaning set forth in Section 6.1.

“Closing Date” shall have the meaning set forth in Section 6.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of August 8, 2016, as amended February 28, 2017, by and among Seller, Hess and Ascent Resources – Utica, LLC.

“Contract” shall mean any written: contract; agreement; agreement regarding indebtedness; indenture; debenture; note, bond or loan; collective bargaining agreement;

mortgage; license agreement; farmin and/or farmout agreement; participation, exploration or development agreement; crude oil, condensate or natural gas purchase and sale, gathering, processing, transportation or marketing agreement; operating agreement; unitization agreement; or other similar contract, but in each case specifically excluding, however, any Lease, Mineral Fee Interest, Right-of-Way, Permit or other instrument creating or evidencing an interest in any Asset or any real property related to or used or held for use in connection with the operation of any Asset.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after such assignment of properties similar to the Assets.

“Debt Instrument” shall mean any contract evidencing indebtedness for borrowed money or an obligation to carry a Person for all or a part of its share of costs (other than with respect to any non-consent interest) attributable to Hydrocarbon exploration, including any note, indenture, mortgage, security interest, loan credit agreement, financing lease or guarantee of any indebtedness for borrowed money.

“Defensible Title” shall mean such title of Seller to the Leases, Mineral Fee Interests, Wells and Mineral Fee Leases that, as of the Effective Time and immediately prior to Closing and subject to the Permitted Encumbrances:

(a)    with respect to the Target Formation, for each Lease, Unleased Mineral Fee Interest, Well and Mineral Fee Lease, entitles Seller to receive and retain, without reduction, suspension or termination, during the entirety of the productive life (or the term of the assignment of a Lease with respect to any Lease set forth on Exhibit A-7 or Exhibit A-8) of such Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease (as applicable), not less than the Net Revenue Interest for such Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease as set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5 or Exhibit A-7, as applicable, except, in each case, for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units to the extent such establishment or amendment is permitted under Section 11.1, and (iii) as otherwise expressly set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5, Exhibit A-7 or Exhibit A-8, as applicable;

(b)    with respect to the Target Formation, for each Lease and Mineral Fee Interest, entitles Seller to not less than the Net Acres for such Lease or Mineral Fee Interest as set forth on Exhibit A-1, Exhibit A-2, or Exhibit A-5, as applicable, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units to the extent such establishment or amendment is permitted under Section 11.1, and (iii) as otherwise expressly set forth in Exhibit A-1, Exhibit A-2, Exhibit A-5, Exhibit A-7 or Exhibit A-8, as applicable;

(c)    with respect to the Target Formation, for each Well, obligates Seller to bear during the entirety of the productive life of such Well not more than the Working Interest for such Well as set forth in Exhibit A-3, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest in such Well, (iii) increases resulting from the establishment or amendment from and after the Execution Date of pools or units to the extent such establishment or amendment is permitted under Section 11.1, and (iv) as otherwise expressly set forth in Exhibit A-3, Exhibit A-7 or Exhibit A-8, as applicable;

(d)    in the case of each Mineral Fee Interest, such Mineral Fee Interest is not subject to any oil and gas lease other than, as applicable, a Mineral Fee Lease described on Exhibit A-5; and

(e)    is free and clear of all Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2.

“Dispute Notice” shall have the meaning set forth in Section 3.5.

“Effective Time” shall mean 12:01 a.m. (Prevailing Central Time) on April 1, 2018.

“Encumbrance” shall mean any lien, security interest, pledge, charge, defect or similar encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 14.1(g).

“Environmental Claim Date” shall have the meaning set forth in Section 14.1(a).

“Environmental Condition” shall mean (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes Seller, with respect to any Asset, not to be in compliance with any Environmental Law, or (b) the existence, with respect to the Assets or the operation thereof, of any environmental pollution, contamination or degradation where Remediation by Seller is presently required (or if known or confirmed, would be presently required) under Environmental Laws. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall not, in each case, form the basis of an Environmental Condition, (ii) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition and (iii) the mere existence of the impoundments described on Schedule 1.1B shall not form the basis of an Environmental Condition (and, for the avoidance of doubt, if any condition with respect to any matter disclosed on Schedule 1.1B would otherwise constitute an Environmental Condition, this (iii) shall not preclude such condition from forming the basis of an Environmental Condition).

“Environmental Defect” shall mean, subject to Section 14.1(f), any Environmental Condition with respect to an Asset.

“Environmental Defect Deductible” shall mean two percent (2%) of the unadjusted Purchase Price.

“Environmental Defect Notice” shall have the meaning set forth in Section 14.1(a).

“Environmental Defect Property” shall have the meaning set forth in Section 14.1(a).

“Environmental Dispute” shall have the meaning set forth in Section 14.1(g).

“Environmental Laws” shall mean all applicable Laws (including regulations promulgated by the Ohio Department of Natural Resources or any other state or federal Governmental Authority) in effect as of the Execution Date relating to the protection of health, air quality, safety and welfare and the environment, including those Laws relating to the generation, storage, handling, use, treatment, transportation, disposal or other management of chemicals and other Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority.

“Escrow Agent” shall mean Wells Fargo Bank, N.A.

“Escrow Agreement” shall have the meaning set forth in Section 13.2(j).

“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial and Tax records (other than Asset Tax records included in the definition of “Records”) and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) to the extent not covered by an upward adjustment to the Purchase Price pursuant to Section 3.3, all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) except to the extent related to any Assumed Obligations for which Buyer is required to indemnify any Seller Indemnified Parties, all claims and causes of action of Seller arising under or with respect to any Applicable Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 13.3, all rights and interests of Seller relating to the Assets (i) under any existing policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (e) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller or its Affiliates for refunds of or loss carry forwards with respect to (i) any Taxes paid by Seller or its Affiliates attributable to any period prior to the Effective Time, (ii) income Taxes paid by Seller or its Affiliates or (iii) any Taxes attributable to the Excluded Assets; (g) all personal computers, network equipment and associated peripherals and telephone equipment (including cellular telephones); (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege (except for title opinions, title reports and other title records related to the Assets and any documents or instruments to the extent relating to any Assumed Obligations for which Buyer is required to indemnify any Seller Indemnified Parties); (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties, provided that Seller has used commercially reasonable efforts to obtain consents to disclosure of such to Buyer; (k) all audit rights arising under any of the (1) Applicable Contracts or otherwise with respect to any period prior to the Effective Time (except to the extent related to any Assumed Obligations for which Buyer is required to indemnify any Seller Indemnified Parties), or (2) Excluded Assets; (l) except for assignable data described in subsection (m) of the definition of “Assets”, all geophysical and other seismic and related technical data and information relating to the Assets; (m) documents prepared or received by Seller or its Affiliates or their representatives with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates or Hess of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives, Hess and/or any prospective purchaser other than Buyer, and (v) correspondence between Seller, Hess and/or any of their respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) any offices, office leases and any office furniture or office supplies located in or on such offices excluded and/or office leases; (o) any assets that are excluded pursuant to the provisions of Section 11.1(e), Section 13.2(d)(ii), Section 13.4, Section 14.1(c)(ii) or Section 14.1(d); (p) except as set forth in Exhibit A-6, any master service agreements, blanket agreements or similar Contracts relating to the Assets; (q) any Hedge Contracts related to the Assets to which Seller or any of its Affiliates is a party; (r) all overhead costs and expenses paid or payable by Third Party non-operators to Seller or any of its Affiliates pursuant to any applicable joint operating agreement with respect to periods of time prior to Closing; (s) the JDA and the Tax Partnership, together with all rights, liabilities and obligations thereunder, and all meeting minutes, presentations, proposals, and development plans related to, or prepared in accordance with, the terms of the JDA or any meeting of the “Joint Development Committee” (as defined in the JDA), together with any communications between Seller, Hess and/or any members of the “Joint Development Committee” related to the JDA or operations thereunder; (t) the Excluded Formations and a non-exclusive easement through the Target Formation for the purpose of accessing, exploring, developing and producing Hydrocarbons from the Excluded Formations located below the Target Formations; (u) except for the Assets described in subsection (f) of the definition of “Assets,” all other servitudes, easements, rights-of-way, surface fee interests, surface leases and other surface use agreements; (v) any Debt Instruments of Seller (and all obligations and Liabilities thereunder) relating to the Assets; (w) except for the Assets described in subsection (n) of the definition of “Assets,” all (i) water use agreements, water purchase and/or sales agreements and other similar water related agreements and (ii) water rights, in each case, except to the extent granted under any Lease; (x) all rights to coal and substances mined in connection therewith; and (y) the assets set forth on Exhibit B.

“Excluded Formations” shall mean all of Seller’s right, title and interest in and to the lands underlying the Leases, Mineral Fee Interests and Mineral Fee Leases to the extent such right, title and interest relates to depths or formations other than the Target Formation.

“Execution Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Final Payment Date” shall have the meaning set forth in Section 3.5.

“Final Price” shall have the meaning set forth in Section 3.5.

“Final Settlement Statement” shall have the meaning set forth in Section 3.5.

“Financial Statements” shall have the meaning set forth in Section 11.8(a).

“Franchise Tax Liability” shall mean any Liability for Tax imposed by a state on Seller’s or any of its Affiliates’ gross or net income and/or capital for the privilege of engaging in business in that state (including Texas “margin” Tax liability) that was or is attributable to Seller’s ownership or operation of the Assets.

“Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 9.1, Section 9.2, Section 9.5 and Section 9.15.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction and any arbitrator.

“Hard Consent” shall have the meaning set forth in Section 13.4(a).

“Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 14.2.

“Hedge Contract” shall mean any swap, forward, future or derivatives transaction or option or other similar hedge Contract.

“Hess” shall mean Hess Ohio Developments, LLC, a Delaware limited liability company.

“Hess PSA” shall mean that certain Purchase and Sale Agreement, dated as of the Execution Date, by and between Hess and Buyer.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and any minerals produced in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Income Tax Liability” shall mean any Liability of Seller or its Affiliates attributable to any federal, state or local income Tax measured by or imposed on the net income, profits, revenue or similar measure that was or is attributable to Seller’s ownership or operation of the Assets.

“Indemnified Party” shall have the meaning set forth in Section 8.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.7(a).

“Indemnity Deductible” shall mean two percent (2%) of the unadjusted Purchase Price.

“Individual Title Defect Threshold” shall have the meaning set forth in Section 13.2(i).

“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 14.1(f).

“JDA” shall mean that certain Joint Development Agreement dated October 21, 2011, by and among Seller and Hess, as the same may be amended from time to time.

“Knowledge” shall mean with respect to Seller, the actual knowledge (without investigation) of the Persons set forth on Schedule 1.1A.

“Law” shall mean any applicable statute, law (including common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in the definition of “Assets”.

“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“Material Adverse Effect” shall mean, with respect to Seller, any event, result, occurrence, condition or circumstance that, individually or in the aggregate (whether foreseeable or not and whether covered by insurance or not), results in a material adverse effect on the (a) value, ownership or operation of the Assets, taken as a whole and as currently operated as of the Execution Date, or (b) ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices (including Hydrocarbons), fuel supply or transportation markets, or interest rates) in the area in which the Assets are located, the United States or worldwide; (iii) conditions (or changes in such conditions) generally affecting the oil and gas and/or gathering, processing or transportation industry whether as a whole or specifically in any area or areas where the Assets are located; (iv) acts of God, including storms or meteorological events; (v) orders, actions or failures to act of Governmental Authorities; (vi) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (vii) any actions taken or omitted to be taken (A) by or at the written request or with the prior written consent of Buyer or (B) as expressly prescribed hereunder; (viii) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (ix) any Casualty Loss; (x) a change in Laws or in GAAP interpretation from and after the Execution Date; (xi) reclassification or recalculation of reserves in the ordinary course of business; and (xii) natural declines in well performance.

“Material Contract” shall have the meaning set forth in Section 9.8(a).

“Mineral Deed” shall mean the Mineral Interest Deed from Seller to Ascent Utica Minerals pertaining to the Mineral Fee Interests and substantially in the form of Exhibit C-2.

“Mineral Fee Interests” shall have the meaning set forth in the definition of “Assets”.

“Mineral Fee Leases” shall have the meaning set forth in the definition of “Assets”.

“Net Acre” shall mean, as computed separately with respect to (a) each Lease, (i) the number of gross acres in the lands covered by such Lease, multiplied by (ii) the undivided percentage interest in Hydrocarbons covered by such Lease in such lands, multiplied by (iii) Seller’s aggregate Working Interest or undivided interest in such Lease; provided that Seller’s Net Acres as shown on Exhibit A-1 with respect to such Lease shall only include the number of acres in the lands covered by such Lease that are not subject to a Term Assignment Out, and (b) each Mineral Fee Interest, (x) the number of gross acres in the lands covered by such Mineral Fee Interest, multiplied by (y) Seller’s undivided percentage mineral interest in the lands covered by such Mineral Fee Interest; provided that Seller’s Net Acres as shown on Exhibit A-2 with respect to such Mineral Fee Interest shall only include the number of acres in the lands covered by such Mineral Fee Interest that are not subject to a Mineral Fee Lease; provided further that Seller’s Net Acres as shown on Exhibit A-5 with respect to such Mineral Fee Interest shall only include the number of acres in the lands covered by such Mineral Fee Interest that are subject to a Mineral Fee Lease.

“Net Revenue Interest” shall mean, (a) with respect to any Lease, Unleased Mineral Fee Interest or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease, Unleased Mineral Fee Interest or Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens held by Third Parties upon, measured by or payable out of production therefrom; provided that Seller’s Net Revenue Interest as shown on Exhibit A-1 with respect to such Lease shall only reflect Seller’s interest in and to Hydrocarbons produced, saved and sold with respect to the portion of such Lease that is not subject to a Term Assignment Out and (b) with respect to any Mineral Fee Lease or any Lease to the extent subject to a Term Assignment Out, as applicable, the Retained Burden attributable to such Mineral Fee Lease or such Lease to the extent subject to a Term Assignment, as applicable.

“NORM” shall mean naturally occurring radioactive material.

“Ohio Dormant Minerals Act” shall mean Ohio Revised Code § 5301.56, as amended as of June 30, 2006 and January 30, 2014, and as further amended from time to time.

“Overhead Costs” shall mean an amount equal to $31,310 per month.

“Outside Date” shall mean August 31, 2018.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Permit” shall mean any permits, licenses, authorizations, registrations, consents or approvals granted or issued by any Governmental Authority.

“Permitted Encumbrances” shall mean:

(a)    the terms and conditions of all Leases and, to the extent set forth in Exhibit A-5, Mineral Fee Leases, and all lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such Leases, Mineral Fee Leases and/or burdens (i) does not operate to reduce the Net Revenue Interest of Seller with respect to the Target Formation in any Lease, Mineral Fee Lease or Well to an amount less than the Net Revenue Interest for such Lease, Mineral Fee Lease or Well as set forth in Exhibit A-1, Exhibit A-3, Exhibit A-5 or Exhibit A-7, as applicable, and (ii) does not operate to reduce the Net Acres of Seller with respect to the Target Formation in any Lease to an amount less than the Net Acres for such Lease as set forth in Exhibit A-1;

(b)    the terms and conditions of all Mineral Fee Interests if the net cumulative effect of such Mineral Fee Interests (i) does not operate to reduce the Net Revenue Interest of Seller with respect to the Target Formation in any Mineral Fee Interest to an amount less than the Net Revenue Interest for such Mineral Fee Interest as set forth in Exhibit A-2 or Exhibit A-5, as applicable, (ii) does not operate to reduce the Net Acres of Seller with respect to the Target Formation in any Mineral Fee Interest to an amount less than the Net Acres for such Mineral Fee Interest as set forth in Exhibit A-2 or Exhibit A-5, as applicable, and (iii) would not reasonably be expected to materially impair the operation or use of any of the Mineral Fee Interests as currently operated and used or for purposes of development for and production of Hydrocarbons in connection with anticipated drilling of oil and gas wells within a one year period following the Execution Date;

(c)    preferential rights to purchase, consents to assignment and other similar restrictions;

(d)    liens for Taxes or assessments not yet due or delinquent;

(e)    Customary Post-Closing Consents and any required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;

(f)    conventional rights of reassignment upon final intention to abandon or release any of the Assets, to the extent not triggered as of Closing;

(g)    such Title Defects as Buyer may have waived in writing;

(h)    all applicable Permits and Laws and all rights reserved to or vested in any Governmental Authority: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which would not reasonably be expected to materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(i)    rights of a common owner of any interest in Rights-of-Way or Permits held by Seller and such common owner as tenants in common or through common ownership;

(j)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, or for the joint or common use of rights-of-way, facilities and equipment, to the extent, individually or in the aggregate, such rights would not reasonably be expected to materially impair the operation or use of any of the Assets as currently operated and used or for the purposes of development for and production of Hydrocarbons;

(k)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent;

(l)    any limitations (including drilling and operating limitations) imposed on the Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal, utility and timber owners); provided that it shall be assertable as a Title Defect if Buyer affirmatively demonstrates that (i)(A) any lands overlying or underlying any Lease or Mineral Fee Interest located in Warren township in Belmont County, Ohio, or Archer, Cadiz, Green or Short Creek townships in Harrison County, Ohio, that are subject to an Active Coal Mining Operation, (B) such Active Coal Mining Operation would materially prevent a reasonably prudent operator from developing the Hydrocarbons attributable to such Lease or Mineral Fee Interest in connection with Buyer’s anticipated drilling of oil and gas wells following the Execution Date, and (C) there is not a coal disturbance agreement or similar agreement between Seller and the owner and/or operator of such Active Coal Mining Operation and (ii) the aggregate number of Lease and Mineral Fee Interest Net Acres (combined under both this Agreement and under the Hess PSA), as such terms are respectively defined under this Agreement and the Hess PSA, that are affected by Active Coal Mining Operations equals or exceeds 100 Net Acres;

(m)    any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(n)    any matters clearly referenced on the face of Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5, Exhibit A-7 or Exhibit A-8;

(o)    zoning and planning ordinances and municipal regulations;

(p)    the terms and conditions of the Applicable Contracts, to the extent, individually or in the aggregate, such terms and conditions (i) do not operate to reduce the Net Revenue Interest of Seller with respect to the Target Formation in any Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease to an amount less than the Net Revenue Interest for such Lease, Unleased

Mineral Fee Interest, Well or Mineral Fee Lease as set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5 or Exhibit A-7, as applicable, (ii) do not operate to reduce the Net Acres of Seller with respect to the Target Formation in any Lease or Mineral Fee Interest to an amount less than the Net Acres for such Lease or Mineral Fee Interest as set forth in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, and (iii) would not reasonably be expected to materially impair the operation or use of any of the Assets as currently operated and used;

(q)    the existence and outcome of the litigation, suits and proceedings set forth in Schedule 9.7, as well as the underlying claim(s) with respect to such litigation, suits and proceedings to the extent relating to the Assets affected by such litigation, suits and proceedings;

(r)    any matter that would not constitute a Title Defect under the proviso in the definition of “Title Defect” in this Agreement; and

(s)    all other defects and irregularities affecting any of the Assets that, individually or in the aggregate, (i) do not operate to reduce the Net Revenue Interest of Seller with respect to the Target Formation in any Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease to an amount less than the Net Revenue Interest for such Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease as set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5 or Exhibit A-7, as applicable, and (ii) do not operate to reduce the Net Acres of Seller with respect to the Target Formation in any Lease or Mineral Fee Interest to an amount less than the Net Acres for such Lease or Mineral Fee Interest as set forth in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, and (iii) would not reasonably be expected to materially impair the operation or use of any of the Assets as currently operated and used or for the purposes of development for and production of Hydrocarbons in connection with anticipated drilling of oil and gas wells within one year period following the Execution Date.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in the definition of “Assets”.

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract or Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract or at Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Post-Closing Tax Return” shall have the meaning set forth in Section 15.3(d).

“Pre-Closing Tax Return” shall have the meaning set forth in Section 15.3(d).

“Preferential Purchase Right” shall mean each preferential purchase right, right of first refusal or similar right pertaining to an Asset and the transactions contemplated hereby.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.

“Property Expenses” shall mean all operating expenses (excluding all insurance premiums or any other costs of insurance attributable to Seller’s and/or its Affiliates’ insurance and to coverage periods from and after the Effective Time and excluding in all cases, all costs and expenses of bonds, letters of credit or other surety instruments and Asset Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, including costs of title examination, costs of surface preparation for drilling wells and costs incurred under Contracts that are not Assets to the extent such costs are incurred in the ownership and operation of the Assets in the ordinary course of business, but excluding Liabilities attributable to (i) personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells and dismantle or decommission facilities, (iii) the remediation of any environmental condition under applicable Environmental Laws, (iv) obligations with respect to Imbalances, (v) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (vi) Seller’s curative actions with respect to any Title Defect or Environmental Defect asserted by Buyer, (vii) Seller’s curative actions with respect to any breach of any of its representations and warranties in Article IX prior to Closing, or (viii) overhead or other internal general or administrative expenses of Seller or its Affiliates.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in the definition of “Assets”.

“Remediation” shall mean, with respect to an Environmental Condition, the response required or allowed under Environmental Laws that completely addresses and resolves (for current and future use in the same manner as being currently used), to the satisfaction of the Governmental Authority with jurisdiction with respect thereto if applicable, the identified Environmental Condition in its entirety at the lowest cost (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. “Remediation” may consist of or include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, in each case, if such response is allowed under Environmental Laws and completely addresses and resolves (for current and future use in the same manner as being currently used), to the satisfaction of the Governmental Authority with jurisdiction with respect thereto if applicable, the identified Environmental Condition in its entirety. The term “Remediate” shall have the corollary meaning to the foregoing.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the cost (net to Seller’s interest) of the Remediation of such Environmental Condition; provided, however, that “Remediation Amount” shall not include (a) the costs of Buyer’s and/or its Affiliate’s employees, or, if Seller is conducting the Remediation, Buyer’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), (c) overhead costs of Buyer and/or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date or, if prior to the Closing Date, the date on which the Remediation action is being undertaken, or (e) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless required to address a violation of Environmental Law.

“Retained Burdens” shall mean, (a) with respect to the portion of a Lease that is subject to a Term Assignment Out, the burden retained by Seller in such Term Assignment Out on an eight-eighths basis, in and to such portion of such Lease and (b) with respect to the portion of a Mineral Fee Interest that is subject to a Mineral Fee Lease, the burden retained by Seller in such Mineral Fee Lease on an eight-eighths basis, in and to such portion of such Mineral Fee Interest; as applicable.

“Rights-of-Way” shall mean all permits, licenses, servitudes, easements, surface leases, surface use agreements and rights-of-way primarily used or held for use in connection with the ownership or operation of the Assets, other than Permits.

“Royalties” shall mean royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production.

“Scheduled Closing Date” shall have the meaning set forth in Section 6.1.

“SEC” shall have the meaning set forth in Section 11.8(a).

“Securities Act” shall have the meaning set forth in Section 11.8(a).

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Expenses” means (a) all costs and expenses incurred by Seller or its Affiliates to cure or attempt to cure prior to Closing any (i) breach by Seller of this Agreement or (ii) Title Defect or Environmental Defect and (b) all general and administrative expenses of Seller or any of its Affiliates relating to the ownership or operation of the Assets, other than Overhead Costs for which Buyer has agreed to a Purchase Price adjustment pursuant to Section 3.3(a)(v).

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.

“Seller Personnel” shall have the meaning set forth in Section 11.8(a).

“Special Warranty” shall have the meaning set forth in Section 13.1(b).

“Straddle Period” shall mean any Tax period beginning before and ending on or after the Effective Time.

“Suspense Funds” shall mean all amounts held by Seller in suspense that are attributable to the Assets.

“Target Formation” shall mean, in the State of Ohio, the stratigraphic equivalents of all subsurface intervals from one hundred feet above the top of the Utica in the CNX Barnesville #1

(API 34-013-20609) at 8318’ TVD through to the stratigraphic equivalent of the top of the Trenton Limestone at 8577’ TVD as reflected in the Quad Neutron Hydrocarbon Log dated September 9, 2010, run on the Barnesville #1 (API 34-013-20609).

“Tax” or “Taxes” shall mean all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.

“Tax Partnership” shall mean the tax partnership created pursuant to that certain Tax Partnership Agreement between Seller and Hess pursuant to the JDA.

“Tax Returns” shall mean any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Taxing Authority, including any amendments thereto.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” shall have the meaning set forth in Section 13.2(j).

“Title Benefit” shall mean with respect to the Target Formation for any Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease, any right, circumstance or condition existing as of the Effective Time and immediately prior to Closing that operates to (a) increase the Net Revenue Interest of Seller with respect to the Target Formation in any Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease above that shown for such Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5 or Exhibit A-7, as applicable, or (b) increase the Net Acres of Seller with respect to the Target Formation in any Lease or Mineral Fee Interest above the Net Acres for such Lease or Mineral Fee Interest as shown in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable.

“Title Benefit Amount” shall have the meaning set forth in Section 13.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 13.2(b).

“Title Claim Date” shall have the meaning set forth in Section 13.2(a).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title; provided that the following shall not be considered Title Defects:

(a)    defects arising out of lack of corporate or other entity authorization in the public records unless Buyer provides affirmative evidence that such corporate or other entity action results in another Person’s claim of title to the relevant Asset;

(b)    defects based on a gap in Seller’s chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or run sheet which relevant documents shall be included in a Title Defect Notice;

(c)    defects based on the existence of any prior oil and gas lease relating to the lands covered by the Mineral Fee Interest or Leases not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and has resulted in another Person’s claim of title to the relevant Mineral Fee Interest or Lease or Hydrocarbons applicable thereto;

(d)    defects based solely on: (i) lack of information in Seller’s files, or (ii) references to an unrecorded document to which neither Seller nor any Affiliate of Seller is a party and which document is dated earlier than January 1, 1960, excluding Seller’s corporate or Seller’s successors’ corporate merger documents, and provided that, for clarity, subpart (ii) above does not pertain to defects constituted by or arising as a consequence of the terms and conditions of any such unrecorded document;

(e)    any Encumbrance or loss of title (i) resulting from (A) Seller’s conduct of business after the Execution Date pursuant to actions specifically required of Seller pursuant to this Agreement or (B) Hess’s conduct of business after the Execution Date pursuant to actions specifically required of Hess pursuant to the Hess PSA or (ii) with respect to (A) any matter subject to Section 11.1(b)(ii), occurring in the ordinary course, to the extent Seller has notified Buyer of such matter and has acted (or refrained from acting) in accordance with Buyer’s request or consent (or lack of consent) with respect thereto pursuant to Section 11.1(b) or (B) any matter subject to Section 11.1(b)(ii) of the Hess PSA, occurring in the ordinary course, to the extent Hess has notified Buyer of such matter and has acted (or refrained from acting) in accordance with Buyer’s request or consent (or lack of consent) with respect thereto pursuant to Section 11.1(b) of the Hess PSA;

(f)    Encumbrances created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be accepted in taking or purchasing such Leases and for which a reasonably prudent lessee would not customarily seek a subordination of such Encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the Lease and that are not in default as of Closing;

(g)    all defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes of prescription; provided that the foregoing shall not exclude Title Defects based upon claims arising under the Ohio Dormant Minerals Act (unless excluded pursuant to subclause (n) below);

(h)    all defects or irregularities resulting from lack of survey, unless a survey is required by applicable Law;

(i)    all defects or irregularities resulting from the failure to record releases of liens, production payments or mortgages that have expired on their own terms or the enforcement of which are barred by applicable statute of limitations unless Buyer provides affirmative evidence that such failure results in another Person’s claim of title to the relevant Asset;

(j)    Encumbrances created under deeds of trust, mortgages and similar instruments by the grantor under a Right-of-Way that would customarily be accepted by a reasonably prudent oil and gas operator or reasonably prudent pipeline owner in taking or purchasing such Rights-of-Way and that are not in default as of Closing;

(k)    defects in the chain of title consisting of (i) the failure to recite marital status in a document, (ii) the use of affidavits or similar instruments reflecting heirship to cure breaks in the chain of title or (iii) omissions of estate proceeding, unless Buyer provides affirmative evidence that such failure may result in another Person’s claim of title to the relevant Assets;

(l)    all defects arising from any change in Laws following the Execution Date;

(m)    any Encumbrance or loss of title affecting ownership interests in formations other than the Target Formation;

(n)    all defects claimed pursuant to the Ohio Dormant Minerals Act, unless Buyer affirmatively demonstrates that Seller’s title would not satisfy the definition of Defensible Title applying the decisions of the Ohio Supreme Court in Corban v. Chesapeake Exploration, L.L.C., No. 2014-0804, 2016-Ohio-5796 (Ohio Sept. 15, 2016), Walker v. Shondrick-Nau, No. 2014-0803, 2016-Ohio-5793 (Ohio Sept. 15, 2016), and Albanese v. Batman, Nos. 2015-0120, -0121, 2016-Ohio-5814 (Ohio Sept. 15, 2016);

(o)    defects as a consequence of cessation of production, insufficient production or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Leases held by production, or lands pooled or unitized therewith, except to the extent (i) the cessation of production is conclusively shown to exist for more than twelve (12) consecutive months during the five-year period immediately prior to the Execution Date (or such shorter period of time since such well(s) commenced production) or (ii) said cessation, insufficiency or failure violates the terms of the respective Leases unitized with any such well such that it may reasonably result in a valid claim by the lessor or other Third Party to terminate the underlying Lease, which documentation shall be provided by Buyer to Seller in support thereof; and

(p)    defects that affect only which Person has the right to receive Royalty payments (rather than the amount of the proper payment of such Royalty payment) and that do not affect the validity of the underlying Lease or Unleased Mineral Fee Interest, unless a demand has been made by a party challenging the payment of Royalties or validity of the lease or ownership interest receiving said Royalties, in each case, to the extent same do not, individually or in the aggregate (i) reduce the Net Revenue Interest of Seller with respect to the Target Formation in any Lease, Unleased Mineral Fee Interest or Well to an amount less than the Net Revenue

Interest for such Lease, Unleased Mineral Fee Interest or Well as set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3 or Exhibit A-7 as applicable, (ii) operate to reduce the Net Acres of Seller with respect to the Target Formation in any Lease or Mineral Fee Interest to an amount less than the Net Acres for such Lease or Mineral Fee Interest as set forth in Exhibit A-1, Exhibit A-2 or Exhibit A-5, and (iii) obligate Seller to bear a Working Interest with respect to the Target Formation in any Well in any amount greater than the Working Interest for such Well as set forth in Exhibit A-3 (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest for such Well as set forth in Exhibit A-3 in the same proportion as any increase in such Working Interest).

“Title Defect Amount” shall have the meaning set forth in Section 13.2(e).

“Title Defect Deductible” shall mean two percent (2%) of the unadjusted Purchase Price.

“Title Defect Notice” shall have the meaning set forth in Section 13.2(a).

“Title Defect Property” shall have the meaning set forth in Section 13.2(a).

“Title Dispute” shall have the meaning set forth in Section 13.2(j).

“Transaction Documents” shall mean those documents executed and delivered pursuant to or in connection with this Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement among Seller and Buyer pertaining to the Assets and substantially in the form of Exhibit H.

“Transfer Taxes” shall have the meaning set forth in Section 15.3(a).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall have the meaning set forth in the definition of “Assets”.

“Unleased Mineral Fee Interest” shall mean any Mineral Fee Interest, or portion thereof, that is not subject to a Mineral Fee Lease described on Exhibit A-5.

“Unscheduled Consent” shall have the meaning set forth in Section 13.4.

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Wells” shall have the meaning set forth in the definition of “Assets”.

“Willful Breach” shall mean, with respect to any Party, such Party knowingly and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material covenant applicable to such Party.

“Working Interest” shall mean, with respect to any Lease or Well, the interest in and to such Lease or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. References to any date and/or time shall mean such date or time, as applicable, in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas.

ARTICLE II

PURCHASE AND SALE

2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for, the Assets.

2.2    Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.

2.3    Revenues and Expenses.

(a)    Seller shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Property Expenses, in each case, attributable to the period of time prior to the Effective Time and all Seller Expenses incurred before, on or after the Effective Time. Subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds), and shall be responsible for all Property Expenses, in each case, from and after the Effective Time. Subject to Section 15.3(a), all Property Expenses that are: (a) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer.

(b)    Such amounts that are received or paid during the period from the Execution Date up to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement as applicable. Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement. If, after the Parties’ agreement (or deemed agreement) upon the Final Settlement Statement (to the extent not taken into account in the Final Settlement Statement), (i) any Party receives monies belonging to the other, including proceeds of production, then such amount shall, within five (5) Business Days after the end of the month in which such amounts were received, be paid over to the proper Party, (ii) any Party pays monies for Property Expenses which are the obligation of the other Party hereto, then such other Party shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Property Expenses, (iii) a Party receives an invoice of an expense or obligation which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

ARTICLE III

PURCHASE PRICE

3.1    Purchase Price. The aggregate purchase price for the Assets shall be $397,584,502 (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer in same day funds to a bank account of Seller (the details of which shall be provided to Buyer in the Preliminary Settlement Statement).

3.2    Deposit. Concurrently with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds with Seller an amount equal to ten percent (10%) of the Purchase Price (such amount, the “Deposit”). The Deposit will be held by Seller pursuant to the terms of this Section 3.2 and Section 7.2. If Closing occurs, the Deposit shall be applied toward the Purchase Price.

3.3    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:

(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)    an amount equal to the value of all (A) Hydrocarbons attributable to the Leases, Unleased Mineral Fee Interests and/or Wells in pipelines or in tanks above the pipeline sales connection, in each case, as of the Effective Time, plus (B) the unsold inventory of gas products attributable to the Leases, Unleased Mineral Fee Interests and/or Wells as of the Effective Time, in each case such value to be based upon the contract price in effect as of the Effective Time (or if no such contract is in effect, the market value in the area as of the Effective Time), less (1) amounts payable as Royalties and (2) severance taxes deducted by the purchaser of such production;

(ii)    an amount equal to all (A) Property Expenses (other than Overhead Costs which are covered by Section 3.3(a)(v) below), (B) Royalties, rentals, lease maintenance payments, (C) payments to acquire Rights-of-Way covered by Section 11.1(b)(viii) (to the extent not exceeding $250,000 in the aggregate) and (D) lease extension payments or bonuses covered by Section 11.1(b)(vii) (to the extent not exceeding $150,000 in the aggregate) or associated with the activities set forth on Schedule 11.1 (in each case) paid by Seller or its Affiliates that are attributable to the ownership or operation of the Assets from and after the Effective Time up to Closing (whether paid before or after the Effective Time);

(iii)    to the extent that Seller’s interest in any of the Wells is underproduced with respect to any Hydrocarbons as of the Effective Time, an amount equal to the product of (A) the underproduced volumes times (B) $2.03/MCF for gaseous Hydrocarbons, provided, that the MCF price for gaseous Hydrocarbons is net of Royalties, production/severance Taxes, and all reasonable Third Party expenses including gathering, transportation, compression, processing and similar fees associated with the sale of natural gas;

(iv)    to the extent that any Hydrocarbons attributable to fully assigned Applicable Contracts under which Seller has an imbalance due Seller as of the Effective Time, an amount equal to the product of (A) the imbalance volume times (B) $2.58/MMBtu for gaseous Hydrocarbons;

(v)    Overhead Costs attributable to the period from the Effective Time up to Closing;

(vi)    An amount equal to the costs and expenses set forth on Schedule 3.3(a)(vi) and paid by Seller (or any of its Affiliates) prior to Closing on behalf of a Third Party as a working interest owner in a Well operated by Seller or Hess, but only to the extent such costs and expenses have not been reimbursed or otherwise paid to Seller (or any of its Affiliates);

(vii)    the amount of all Asset Taxes prorated to Buyer in accordance with Section 15.3(b) but paid or payable by Seller; and

(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)    an amount equal to all proceeds received by Seller or its Affiliates attributable to the ownership or operation of the Assets from and after the Effective Time up to Closing, including the sale of Hydrocarbons produced from the Assets or allocable thereto, net of any sales, excise or similar Taxes in connection therewith not reimbursed to Seller or its Affiliates, as applicable, by a Third Party purchaser;

(ii)    subject to Section 13.2(i), if Seller makes the election under Section 13.2(d)(i) with respect to any uncured Title Defect, the Title Defect Amount with respect to such Title Defect;

(iii)    subject to Section 14.1(f), if Seller makes the election under Section 14.1(c)(i) with respect to any uncured Environmental Defect, the Remediation Amount with respect to such Environmental Defect;

(iv)    the Allocated Value of any Assets excluded from the transactions contemplated hereby pursuant to Section 11.1(e), Section 13.2(d)(ii), Section 13.4, Section 14.1(c)(ii) or Section 14.1(d);

(v)    the amount of all Asset Taxes prorated to Seller in accordance with Section 15.3(b) but paid or payable by Buyer;

(vi)    to the extent that Seller’s interest in any of the Wells is overproduced with respect to any Hydrocarbons as of the Effective Time, an amount equal to the product of (A) the overproduced volumes times (B) $2.03/MCF for gaseous Hydrocarbons; provided, that the MCF price for gaseous Hydrocarbons is net of Royalties, production/severance Taxes, and all reasonable Third Party expenses including gathering, transportation, compression, processing and similar fees associated with the sale of natural gas;

(vii)    to the extent that any Hydrocarbons attributable to fully assigned Applicable Contracts under which Seller has an imbalance due midstream service provider as of the Effective Time, an amount equal to the product of (A) the imbalance volumes times (B) $2.58/MMBtu for gaseous Hydrocarbons;

(viii)    except with respect to (A) Leases set forth on Schedule 11.1, (B) any acquisition of Rights-of-Way that is covered by Section 11.1(b)(viii) (to the extent the costs thereof do not exceed $250,000 in the aggregate) and (C) any extension or renewal of a Lease or other Asset that is covered by Section 11.1(b)(vii) (to the extent the costs thereof do not exceed $150,000 in the aggregate) (in each case, for which Buyer will bear the costs of such acquisition, renewal or extension through the adjustment set forth in Section 3.3(a)(ii)), an amount equal to the Allocated Value of any Lease in which the primary term expires prior to Closing unless otherwise extended or renewed at the sole cost and expense of Seller; and

(ix)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(c)    For the avoidance of doubt, in the event Seller or its Affiliates receive an overpayment of proceeds for which Buyer receives an adjustment to the Purchase Price under Section 3.3(b) and Seller is subsequently required to reimburse or otherwise account for such overpayment to a Third Party, Seller shall be entitled to a reimbursement from Buyer of such overpayment amount, which if such amount is known prior to the issuance of the Final Settlement Statement, shall be reflected as an adjustment on the Final Settlement Statement.

3.4    Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation and reasonable supporting documentation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 6.3(d). Within two (2) Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in good faith by Seller in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.4.

3.5    Final Settlement Statement. On or before the later of (a) ninety (90) days after Closing and (b) thirty (30) days after termination of all of the services under the Transition Services Agreement, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller based on actual income and expenses during the period from and after the Effective Time until Closing and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Buyer’s failure to deliver to Seller a Dispute Notice detailing proposed changes to the Final Settlement Statement by such date shall be deemed to be an acceptance by Buyer of the Final Settlement Statement delivered by Seller and any changes to the Final Settlement Statement as initially prepared by Seller that are subsequently proposed or requested by Buyer and not included in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in a Dispute Notice shall prevail. If the final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer or deemed agreed pursuant to the foregoing (or determined by the Accounting Arbitrator pursuant to Section 3.6), the Final Settlement Statement and such final Adjusted Purchase Price (the “Final Price”), shall be final and binding on the Parties, without limiting the provisions of Section 2.3 above. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party on or before the date that is 10 days following agreement or deemed agreement (or determination by the Accounting Arbitrator, as applicable) (such date, the “Final Payment Date”) to the owed Party. In addition, upon the termination of the Transition Services Agreement, Seller shall transfer to Buyer all Suspense Funds. All amounts paid or transferred pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.6    Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to the Houston, Texas office of Deloitte or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Seller. In the event that Deloitte declines to serve as the Accounting Arbitrator, then the Accounting Arbitrator shall be selected by lot from among the independent national accounting firms that have not represented any Party or its Affiliates at any time during the three year period of time immediately preceding its designation hereunder.

3.7    Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that the unadjusted Purchase Price shall be allocated among the Assets as set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5, Exhibit A-7 or Exhibit A-9, as applicable. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5, Exhibit A-7 or Exhibit A-9, as applicable. Such Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein. Buyer and Seller also agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of this Section 3.7, and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in notices to Preferential Purchase Right holders or in other documents or notices relating to the transactions contemplated by this Agreement.

3.8    Allocation of Consideration for Tax Purposes. Seller and Buyer shall use commercially reasonable efforts to agree to an allocation of the Purchase Price, the Assumed Obligations and any other items properly treated as consideration for U.S. federal income Tax purposes (the “Allocable Amount”) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Schedule”), within 120 days after Closing which Allocation Schedule shall generally account for the Allocated Value of the Assets as set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5, Exhibit A-7 or Exhibit A-9, as applicable. If Seller and Buyer reach an agreement with respect to the Allocation Schedule, (i) Seller and Buyer shall use commercially reasonable efforts to update the Allocation Schedule in accordance with Section 1060 of the Code following any adjustment to the Allocable Amount pursuant to this Agreement, and (ii) Seller and Buyer shall, and shall cause their Affiliates to, report consistently with the Allocation Schedule on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060);

provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceeding in connection with such allocation.

ARTICLE IV

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing, of each of the following conditions:

4.1    Representations. Each of the representations and warranties of Seller set forth in Article IX shall be true and correct in all respects on and as of the Closing Date, with the same force and without giving effect to any qualifiers as to materiality, Material Adverse Effect or material adverse effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

4.2    Performance. Seller shall have performed or complied, in all material respects, with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

4.3    No Legal Proceedings. No suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit, enjoin or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.

4.4    Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts (such amount as determined by Seller in good faith, acting reasonably pursuant to Section 13.2(g), unless otherwise agreed to by the Parties), less the sum of all Title Benefit Amounts (such amount as determined by Buyer in good faith, acting reasonably pursuant to Section 13.2(h), unless otherwise agreed to by the Parties), (b) all Remediation Amounts (such amount as determined by Seller in good faith, acting reasonably, unless otherwise agreed to by the Parties) and (c) the total Allocated Value of all Assets excluded from the transactions contemplated hereunder pursuant to Section 13.4, shall be less than fifteen percent (15%) of the Purchase Price.

4.5    Closing Certificate. Seller shall have executed and delivered to Buyer an officer’s certificate, dated as of the Closing Date and substantially in the form of Exhibit E, certifying that the conditions set forth in Section 4.1 and Section 4.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

4.6    Closing Deliverables. Seller shall be ready, willing and able to deliver to Buyer at the Closing the documents and items required to be delivered by Seller under Section 6.3.

4.7    Hess PSA. The closing of the transactions under the Hess PSA shall be occurring simultaneously with Closing.

ARTICLE V

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to Closing of each of the following conditions:

5.1    Representations. Each of the representations and warranties of Buyer set forth in Article X shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

5.2    Performance. Buyer shall have performed or complied, in all material respects, with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

5.3    No Legal Proceedings. No suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.

5.4    Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts (such amount as determined by Seller in good faith, acting reasonably pursuant to Section 13.2(g), unless otherwise agreed to by the Parties), less the sum of all Title Benefit Amounts (such amount as determined by Buyer in good faith, acting reasonably pursuant to Section 13.2(h), unless otherwise agreed to by the Parties), (b) all Remediation Amounts (such amount as determined by Seller in good faith, acting reasonably, unless otherwise agreed to by the Parties) and (c) the total Allocated Value of all Assets excluded from the transactions contemplated hereunder pursuant to Section 13.4, shall be less than fifteen percent (15%) of the Purchase Price.

5.5    Closing Certificate. Buyer shall have executed and delivered to Seller an officer’s certificate, dated as of the Closing Date and substantially in the form of Exhibit F, certifying that the conditions set forth in Section 5.1 and Section 5.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

5.6    Closing Deliverables. Buyer shall be ready, willing and able to deliver to Seller at the Closing the documents and items required to be delivered by Buyer under Section 6.3.

5.7    Hess PSA. The closing of the transactions under the Hess PSA shall be occurring simultaneously with Closing.

ARTICLE VI

CLOSING

6.1    Date of Closing. Subject to the conditions set forth in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before 10:00 a.m. (Prevailing Central Time) on August 30, 2018 (the “Scheduled Closing Date”) or such other date as Buyer and Seller may agree upon in writing; provided that if the conditions to Closing in Article IV and Article V have not yet been satisfied or waived by the Scheduled Closing Date, then Closing shall occur five (5) Business Days after such conditions have been satisfied or waived. The date Closing actually occurs shall be the “Closing Date”.

6.2    Place of Closing. Closing shall be conducted electronically (by email or other electronic means) to the extent reasonably possible, but if necessary will be held at the offices of Latham & Watkins LLP, located at 811 Main Street, Suite 3700, Houston, Texas 77002.

6.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)    Seller and Buyer shall execute, acknowledge and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(b)    Seller and Buyer’s designee Ascent Utica Minerals shall execute, acknowledge and deliver the Mineral Deed, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(c)    Seller and Buyer shall acknowledge the Preliminary Settlement Statement;

(d)    Buyer shall deliver, by direct bank or wire transfer in same day funds, (i) to Seller, to the account designated in the Preliminary Settlement Statement, the Adjusted Purchase Price set forth in the Preliminary Settlement Statement, less the Deposit and less any amounts to be deposited with the Escrow Agent under Section 13.2(j) or Section 14.1(g), and (ii) to the Escrow Agent, any amounts to be deposited in escrow under Section 13.2(j) or Section 14.1(g);

(e)    Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2), substantially in the form of Exhibit D, certifying that CNX Gas Corporation is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury Regulations promulgated thereunder;

(f)    Seller and Buyer shall execute and deliver all forms and applications required by applicable Governmental Authorities designating Buyer as owner and/or operator of record, as applicable, with respect to the Assets, if applicable;

(g)    Seller shall execute (and cause all other applicable parties to execute) and deliver a letter, effective as of the Effective Time, terminating the JDA (to the extent, and only to the extent, covering the Assets or any portion thereof) and notwithstanding anything herein to the contrary, the JDA shall not be considered an Asset under the terms of this Agreement and Seller shall deliver evidence to Buyer that the Assets have been distributed from the Tax Partnership or that an election under Section 761(a) of the Code has otherwise been made so that the Assets are not subject to the Tax Partnership;

(h)    Seller shall deliver letters in compliance with Ohio Revised Code § 1509.31 (for handling by Buyer after Closing) notifying royalty owners and other Third Parties of an assignment of the Leases;

(i)    if required under Section 13.2(j) and/or Section 14.1(g), Seller and Buyer shall execute and deliver the Escrow Agreement and Seller shall deliver to the Escrow Agent the applicable Assignment;

(j)    Seller shall deliver required releases and termination statements from Persons with respect to Encumbrances covering any part of the Assets that relate to any Debt Instrument (other than the JDA) of Seller or its Affiliates;

(k)    Seller shall deliver letters in lieu of transfer orders, prepared by Seller and in form reasonably satisfactory to Buyer, directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer after the termination of the services provided under the Transition Services Agreement to the purchasers of production;

(l)    Seller and Buyer shall execute and deliver the Transition Services Agreement;

(m)    Seller shall cause its Affiliates to, execute and deliver an assignment transferring all of its right, title and interest in any Material Contracts set forth on Schedule 9.8(a) to Buyer; and

(n)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

6.4    Records. In addition to the obligations set forth under Section 6.3 above, (a) within ten (10) Business Days after Closing, Seller will make available to Buyer electronic copies of all Records maintained by Seller or any of its Affiliates in electronic form, and (b) within thirty (30) days following the termination of the services provided under the Transition Services Agreement, Seller will make available to Buyer paper copies of all Records maintained by Seller or any or its Affiliates and electronic copies of all Records maintained by Seller or any of its Affiliates in electronic form related to the services provided under the Transition Services Agreement, except (in each case) that Seller may retain copies of the Records delivered to Buyer. Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.

ARTICLE VII

TERMINATION; DEFAULT AND REMEDIES

7.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)    by the mutual written agreement of the Parties;

(b)    by delivery of written notice from Buyer to Seller if any of the conditions set forth in Article IV (other than the conditions set forth in Section 4.3, Section 4.4, or Section 4.7) have not been satisfied by Seller (or waived by Buyer) by the Outside Date;

(c)    by delivery of written notice from Seller to Buyer if any of the conditions set forth in Article V (other than the conditions set forth in Section 5.3, Section 5.4, or Section 5.7) have not been satisfied by Buyer (or waived by Seller) by the Outside Date;

(d)    by either Party delivering written notice to the other Party if any of the conditions set forth in Section 4.7 or Section 5.7 are not satisfied, or waived by the applicable Party, on or before the Outside Date;

(e)    by either Party delivering written notice to the other Party if any of the conditions set forth in Section 4.4 or Section 5.4 are not satisfied, or waived by the applicable Party, on or before the Outside Date; and

(f)    by either Party delivering written notice to the other Party if any of the conditions set forth in Section 4.3 or Section 5.3 are not satisfied, or waived by the applicable Party, on or before the Outside Date;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement; provided further that Buyer shall not have the right to terminate this Agreement pursuant to clause (d) above if Buyer or its Affiliates are at such time in material breach of any provision of the Hess PSA and, as a consequence thereof, Buyer does not have the ability to terminate the Hess PSA.

7.2    Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 7.1, then, except as provided in this Section 7.2 and except for the provisions of Section 1.1, Section 7.3, Section 8.11, Section 12.2, Section 12.3 and Article XV (other than Section 15.3, Section 15.8, and Section 15.9), this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder.

(a)    If Seller has the right to terminate this Agreement pursuant to:

(i)    Section 7.1(c) because of (A) the Willful Breach by Buyer of this Agreement, or (B) the failure of Buyer to close the transactions contemplated by this Agreement in the instance where, as of the Outside Date, (1) all of the conditions in Article IV (excluding conditions that, by their terms, cannot be satisfied until Closing) have been satisfied (or waived by Buyer), (2) Seller is ready, willing and able to perform its obligations under Section 6.3, and (3) Buyer nevertheless elects not to close the transactions contemplated by this Agreement; or

(ii)    Section 7.1(d) because of (A) the “Willful Breach” (as defined in the Hess PSA only for the purposes of this Section 7.2(a)(ii)) by Buyer of the Hess PSA and Hess is entitled to and has elected to terminate the Hess PSA as a consequence thereof, or (B) the failure of Buyer to close the transactions contemplated by the Hess PSA in the instance where, as of the “Outside Date” (as defined in the Hess PSA only for the purposes of this Section 7.2(a)(ii)), (1) all of the conditions in Article IV of the Hess PSA (excluding conditions that, by their terms, cannot be satisfied until “Closing” (as defined in the Hess PSA only for the purposes of this Section 7.2(a)(ii)) have been satisfied (or waived by Buyer), (2) Hess is ready, willing and able to perform its obligations under Section 6.3 of the Hess PSA, and (3) Buyer nevertheless elects not to close the transactions contemplated by the Hess PSA;

then, in any of the events described in subsections (i) and (ii) of this Section 7.2(a) Seller’s sole and exclusive remedy against Buyer shall be to exercise its right to terminate this Agreement pursuant to Section 7.1(c) or Section 7.1(d) and retain the Deposit as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer. The Parties agree that the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller, and shall be in full and complete satisfaction of any losses that may be suffered by Seller hereunder and Seller shall be deemed to have waived any and all other rights and remedies available to Seller (including liability for breach of this Agreement before termination hereof or any right to specific performance or other equitable right).

(b)    If Buyer has the right to terminate this Agreement pursuant to Section 7.1(b) because of (i) the Willful Breach by Seller of this Agreement, or (ii) the failure of Seller to close the transactions contemplated by this Agreement in the instance where, as of the Outside Date, (A) all of the conditions in Article V (excluding conditions that, by their terms, cannot be satisfied until Closing) have been satisfied (or waived by Seller), (B) Buyer is ready, willing and able to perform its obligations under Section 6.3, and (C) Seller nevertheless elects not to close the transactions contemplated by this Agreement, then, in either such event, Buyer’s sole and exclusive remedies against Seller shall be to (1) exercise its right to terminate this Agreement pursuant to Section 7.1(b) and receive the Deposit from Seller, free and clear of any claims thereon by Seller, and (2) seek to recover damages from Seller up to but not exceeding the amount of the Deposit, with such remedies as full and complete satisfaction of any losses that may be suffered by Buyer hereunder and Buyer shall be deemed to have waived any and all other rights and remedies available to Buyer (including liability for breach of this Agreement before termination hereof or any right to specific performance or other equitable right). If Buyer is entitled to the return of the Deposit pursuant to this Section 7.2(b), Seller shall return the Deposit to Buyer within five (5) Business Days of the date this Agreement is terminated.

(c)    If this Agreement is terminated for any reason other than as set forth in Section 7.2(a) or Section 7.2(b), then the Parties shall have no liability or obligation hereunder as a result of such termination, and Seller shall, within two (2) Business Days of the date this Agreement is terminated, return the Deposit to Buyer free and clear of any claims thereon by Seller.

7.3    Return of Documentation and Confidentiality. In addition to any obligations under the Confidentiality Agreement, upon termination of this Agreement, Buyer shall promptly return or destroy (and provide written certification of such destruction) to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets and Buyer shall not retain any copies, extracts or other reproductions in whole or in part of such documents and information. An officer of Buyer shall certify, on behalf of Buyer (and not in his or her individual capacity), Buyer’s compliance with this Section 7.3 to Seller in writing.

ARTICLE VIII

ASSUMPTION; INDEMNIFICATION; SURVIVAL

8.1    Assumption by Buyer. Without limiting, and subject to, Buyer’s rights to indemnity under this Article VIII, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, with respect to the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Applicable Contracts included in the Assets, (b) pay Working Interests, royalties, overriding royalties and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons, (c) properly plug and abandon any and all wells and pipelines, including future wells drilled on the Assets, (d) to re-plug any well, wellbore or previously plugged well on the Assets to the extent required or necessary under applicable Laws or under Applicable Contracts, (e) dismantle or decommission and remove any personal property and other property of whatever kind located now or in the future on the Assets related to or associated with operations and activities conducted by whomever on the Assets, (f) clean up and/or remediate the Assets in accordance with any Applicable Contracts and applicable Laws, including all Environmental Laws, and (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Laws (all of said obligations and Liabilities, herein being referred to as the “Assumed Obligations”); provided, that Buyer does not assume (and the Assumed Obligations hereunder shall not include) any obligations, Liabilities, known or unknown, to the extent arising from, based upon or attributable to (a) the Excluded Assets (whether arising prior to or after the Effective Time), (b) Debt Instruments of Seller or any Affiliate of Seller or (c) Hedge Contracts of Seller or any Affiliate of Seller.

8.2    Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Article VIII, Seller shall be responsible for, shall pay on a current basis and hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a)    any breach by Seller of any of its representations or warranties contained in Article IX or in the certificate delivered by Seller pursuant to Section 4.5;

(b)    any breach by Seller of any of its covenants or agreements under this Agreement;

(c)    any Income Tax Liability or Franchise Tax Liability;

(d)    Seller’s disposal or transportation of any Hazardous Substances attributable to its ownership or operation of the Assets to any location not on the Assets or lands pooled or unitized therewith;

(e)    claims for personal injury and/or death arising from operations on the Assets conducted by Seller or its Affiliates prior to the Effective Time;

(f)    the willful misconduct of Seller or its Affiliates prior to Closing as operator of any of the Assets;

(g)    claims, actions and litigation listed on Schedule 9.7 net to Seller’s interest;

(h)    obligations and Liabilities owed to any of Seller’s Affiliates to the extent accruing during the period prior to the Closing Date and relating to the Assets, other than for goods or services furnished in the ordinary course of business;

(i)    obligations and Liabilities with respect to payment or improper payment by Seller or its Affiliates of Royalties accruing under the Assets prior to the Effective Time (excluding any such payments held in suspense that are transferred to Buyer);

(j)    all Seller Expenses;

(k)    obligations and Liabilities for compensation or reimbursement to any of Seller’s current or former employees for work performed on the Assets prior to Closing, including any liabilities or obligations to the extent related to or arising under any employee benefit plan, express or implied contract, wages, bonuses, commissions or severance benefits;

(l)    except with respect to any environmental or Tax matters, any fines, penalties and sanctions asserted, imposed or levied by any Governmental Authority resulting from any criminal investigation or proceedings to the extent arising out of or related to Seller’s ownership, use, maintenance or operation of the Assets prior to the Effective Time;

(m)    obligations and Liabilities to pay Working Interest owners’ revenues or proceeds attributable to the sale of Hydrocarbons produced from or attributable to the properties underlying the Assets prior to the Effective Time (excluding any such payments held in suspense that are transferred to Buyer);

(n)    statutory penalties and interest, if any, owing to any interest owner or payable to any Governmental Authority and attributable to funds held in suspense pertaining to any of the Assets, to the extent accruing prior to the Effective Time; or

(o)    Excluded Assets described in subparts (p), (q) and (v) of the definition thereof (in each case, only to the extent such Excluded Assets directly relate to the Assets).

8.3    Indemnities of Buyer. Effective as of Closing, Buyer shall be responsible for, shall pay on a current basis and hereby defends, indemnifies and holds harmless Seller and its Affiliates, and all of its and their respective partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(a)    any breach by Buyer of any of its representations or warranties contained in Article X or in the certificate delivered by Buyer pursuant to Section 5.5;

(b)    any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c)    any of the Assumed Obligations.

8.4    Limitation on Liability.

(a)    Seller shall not have any liability for any indemnification under Section 8.2, (other than liabilities with respect to (x) the breach of any of the Fundamental Representations, and (y) the breach of the representations and warranties set forth in Section 9.6 or Section 9.14 or the breach of Seller’s covenants set forth in Section 15.3) (i) for any individual Liability unless the amount of such Liability exceeds $50,000, (ii) with respect to any Liability covered by Section 8.2(g), for any such Liability to the extent in excess of the Allocated Value of the Asset that is subject to or affected by the applicable claim, action or litigation and (iii) until and unless the aggregate amount of all Liabilities under Section 8.2 for which Claim Notices are delivered by Buyer exceeds the Indemnity Deductible and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that indemnification under (A) Section 8.2(b), other than for a breach of Section 11.1, and (B) Section 8.2(c), Section 8.2(d), Section 8.2(f), Section 8.2(h), Section 8.2(i), Section 8.2(j), Section 8.2(k), Section 8.2(l), Section 8.2(m), Section 8.2(n) and Section 8.2(o) (in each case) shall not be limited by the provisions of this Section 8.4(a), and provided further that the indemnification under Section 8.2(g) shall not be limited by the provisions of subparts (i) and (iii) of this Section 8.4(a).

(b)    Notwithstanding anything to the contrary contained in this Agreement, except for the indemnities under Section 8.2(b) other than for a breach of Section 11.1, and under Section 8.2(c), Section 8.2(d), Section 8.2(f), Section 8.2(g), Section 8.2(h), Section 8.2(i), Section 8.2(j), Section 8.2(k), Section 8.2(l), Section 8.2(m), Section 8.2(n) or Section 8.2(o), Seller shall not be required to indemnify the Buyer Indemnified Parties under Section 8.2 (other than any obligation to indemnify the Buyer Indemnified Parties pursuant to Section 8.2(a) for the breach of any of the Fundamental Representations or the representations and warranties set forth in Section 9.6 or Section 9.14) for aggregate Liabilities in excess of twenty percent (20%) of the unadjusted Purchase Price; provided, that in no event shall Seller’s aggregate liability under this Agreement or otherwise in connection with the transactions contemplated hereby exceed one hundred percent (100%) of the Adjusted Purchase Price.

8.5    Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS AND THE ASSUMPTION OF THE ASSUMED OBLIGATIONS PROVISIONS (IN EACH CASE) PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

8.6    Exclusive Remedy.

(a)    Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Section 8.2 and Section 8.3 contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Article VIII, Article IX, Article X, Article XI and Article XV and the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by each Party pursuant to Section 4.5 and Section 5.5, as applicable.

(b)    Except for (a) the remedies specified in Section 8.2, (b) any other remedies available at Law or in equity for Seller’s breach of this Agreement (other than with respect to this Article VIII, Article IX, Article X, Article XI and Article XV) and (c) the remedies available at Law or in equity in connection with any document delivered by Seller in connection with the consummation of the transactions contemplated hereby (other than the certificate delivered by Seller pursuant to Section 4.5), effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, releases, remises and forever discharges Seller and its Affiliates and all such Parties’ equity holders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, and common Law rights of contribution.

8.7    Indemnification Procedures. All claims for indemnification under Section 8.2 and Section 8.3 shall be asserted and resolved as follows:

(a)    For purposes of this Article VIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify another Person or Persons with respect to such Liabilities pursuant to this Article VIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Person or Persons having the right to be indemnified with respect to such Liabilities by a Party pursuant to Article VIII.

(b)    To make claim for indemnification under Section 8.2 and Section 8.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 8.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 8.7 shall not relieve the Indemnifying Party of its obligations under Section 8.2 and Section 8.3 (as applicable) except to the extent (and then only to the extent) such failure materially prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)    In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party; provided that the Indemnifying Party’s failure to respond during such 30-day period shall be deemed notice that Indemnifying Party is disputing its liability. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)    If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. Subject to the remaining provisions of this Section 8.7(d), the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by (because of the Indemnity Deductible or otherwise), the performance of any obligation by or the limitation of any right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 8.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), in each case, which shall not be unreasonably withheld or delayed.

(e)    If the Indemnifying Party does not admit its liability (which it will be deemed to be disputing if it fails to respond) or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. Any settlement of the Claim by the Indemnified Party shall require the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), unless the settlement is solely for money damages and results in a final resolution.

(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, then the Indemnifying Party shall be deemed to be disputing the claim for such Liabilities.

8.8    Survival.

(a)    The representations and warranties of Seller in Article IX (other than the Fundamental Representations and the representations and warranties of Seller in Section 9.6 and Section 9.14) and the corresponding representations and warranties in the certificates delivered at Closing by Seller pursuant to Section 4.5, shall, in each case, survive Closing for a period of twelve (12) months after the Closing Date. The Fundamental Representations shall, in each case, survive the Closing without time limit. The representations and warranties of Seller in Section 9.6 and Section 9.14 and the covenants of the Parties contained in Section 3.7, Section 3.8 and Section 15.3 shall survive the Closing until 30 days after the applicable statute of limitations has expired. All other Seller covenants contained in this Agreement shall, with respect to any covenant required to be performed at or prior to Closing, survive for a period of twelve (12) months after the Closing Date and shall, with respect to any covenant required to be performed after Closing, survive indefinitely subject to Section 8.8(c).

(b)    Subject to Section 8.8(a) and except as set forth in Section 8.8(c), the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(c)    The indemnities in Section 8.2(a), Section 8.2(b), Section 8.3(a) and Section 8.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except, in each case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnities in Section 8.2(h), Section 8.2(i), Section 8.2(j), Section 8.2(k), Section 8.2(l), Section 8.2(m), Section 8.2(n), and Section 8.2(o) shall survive until the first (1st) anniversary of the Closing Date. The indemnities in Section 8.2(d), Section 8.2(e) and Section 8.2(f) shall survive until the second (2nd) anniversary of the Closing Date. The indemnity in Section 8.2(c) shall survive Closing until thirty (30) days after the applicable statute of limitations period. The indemnities in Section 8.2(g) and Section 8.3(c) shall survive Closing without time limit.

8.9    Waiver of Right to Rescission. Seller and Buyer acknowledge that, following Closing, specific performance or the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As specific performance (subject to the limitations in Section 8.6) and/or the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

8.10    Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds actually received by any such indemnified Party under any insurance arrangements.

8.11    Non-Compensatory Damages. NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENT TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Subject to Section 8.6, this Section 8.11 shall not restrict either Party’s right to obtain specific performance or an injunction.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following:

9.1    Organization, Existence and Qualification. Seller is a limited liability company duly formed and validly existing under the Laws of the State of Virginia. Seller has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

9.2    Authority, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

9.3    No Conflicts. Assuming the receipt of all applicable consents and approvals in connection with the transactions contemplated hereby and the waiver of, or compliance with, all Preferential Purchase Rights and any maintenance of uniform interest provision under any joint operating agreements constituting an Applicable Contract, in each case, applicable to the transactions contemplated hereby, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the limited liability company agreement or other governing documents of Seller, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets.

9.4    Consents. Except (a) as set forth in Schedule 9.4, (b) for Customary Post-Closing Consents, (c) under Applicable Contracts that are terminable upon 60 days or less notice without payment of any fee, and (d) for Preferential Purchase Rights, there are no requirements for consents from Third Parties to any assignment that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller.

9.5    Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.

9.6    Foreign Person. Seller is a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3(a) and is disregarded as separate from CNX Gas Corporation. CNX Gas Corporation is neither a disregarded entity nor a “foreign person” within the meaning of Section 1445 of the Code.

9.7    Litigation. Except as set forth in Schedule 9.7, (a) there is no (i) suit, action or litigation by any Person or by or before any Governmental Authority, or (ii) arbitration proceedings, (in each case) pending or, to Seller’s Knowledge, threatened in writing against the Assets or Seller with respect to the Assets, (b) there is no investigation, proceeding, charge or audit pending, or to Seller’s Knowledge threatened, before or by any Governmental Authority with respect to any of Seller’s interest in the Assets and (c) there has been no settlement or other similar agreement made by Seller or its Affiliates or order of any Governmental Authority received by Seller or its Affiliates with respect to the ownership or operation of the Assets that is or could reasonably be expected to be material and that would be binding on Buyer (or materially affect the Assets) after Closing.

9.8    Material Contracts.

(a)    Schedule 9.8(a) sets forth all Applicable Contracts of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(i)    any Contract that can reasonably be expected to result in aggregate payments by Seller (or Buyer after Closing) of more than $50,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)    any Contract that can reasonably be expected to result in aggregate revenues for Seller (or Buyer after Closing) of more than $100,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)    any Contract that is a Hydrocarbon purchase and sale, marketing, gathering, transportation, processing or similar Contract and that is not terminable without penalty upon ninety (90) days or less notice;

(iv)    any Contract that is a Debt Instrument or similar Contract;

(v)    any Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $100,000;

(vi)    any Contract that is a farmout agreement, participation agreement, exploration agreement, development agreement, joint operating agreement, unit agreement or similar Contract;

(vii)    any Contract that is a drilling, disposal or injection contract;

(viii)    any Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing; and

(ix)    any Contract that (A) contains or constitutes an existing area of mutual interest agreement, (B) includes non-competition restrictions or other similar restrictions on doing business, (C) the primary purpose of which is to indemnify another Person, (D) contains any calls on or options to purchase production, or any production payments or net profits interests burdening Seller’s interest in any of the Assets or (E) contains a dedication, minimum volume commitment or throughput obligations.

(b)    Except as set forth in Schedule 9.8(b), there exists no material default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract. As of the Execution Date, Seller has made available to Buyer true and complete copies of all Material Contracts (including all amendments thereto).

(c)    There are no Hedge Contracts pursuant to which any production of Hydrocarbons from any of the Assets is dedicated or committed from and after the Effective Time.

9.9    No Violation of Laws. Except as set forth in Schedule 9.9, to Seller’s Knowledge, (a) Seller is not in violation of any applicable Laws with respect to its ownership and operation of the Assets and (b) as of the Execution Date, Seller has not received any written notice from any Third Party regarding any actual or alleged violation of any applicable Law with respect to Seller’s ownership or operation of the Assets that has not been resolved as of the Execution Date. This Section 9.9 does not include any matters with respect to Environmental Laws or Tax Laws or any other environmental or Tax matter, such matters being addressed exclusively in Section 9.13 and Section 9.14, respectively.

9.10    Preferential Purchase Rights. Except as set forth in Schedule 9.10, there are no Preferential Purchase Rights, or tag-along, drag-along or similar rights, that are applicable to the transfer of the Assets by Seller to Buyer.

9.11    Leases. To Seller’s Knowledge, Seller has paid or caused to be paid all rentals and Royalties due by Seller with respect to the Assets. Except as set forth in Schedule 9.11, as of the date set forth in such Schedule, there are no monies being held in suspense with respect to the Assets by Seller or any Affiliate of Seller. To Seller’s Knowledge, Seller has paid all Lease extension payments due prior to the Execution Date under the express terms of any Lease and

Seller has not received written notice of any returned checks other than returned checks that have since been reissued to the appropriate Person(s). Subject to Schedule 9.11, no Lease contains any express provisions obligating Seller to drill any wells on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

9.12    Current Commitments. Schedule 9.12 sets forth, as of both the Effective Time and the Execution Date, all outstanding Third Party authorities for expenditures or other written capital commitments (“AFEs”) that relate to the Assets and to drilling or conducting another operation.

9.13    Environmental. Except as set forth in Schedule 9.13:

(a)    with respect to the Assets, each of Seller and its Affiliates has not entered into any agreements, consents, orders, decrees or judgments of any Governmental Authority, that are in existence as of the Execution Date, that are based on any Environmental Laws and that relate to the current or future use of any of the Assets;

(b)    as of the Execution Date, Seller has not received written notice from any Person of any alleged or actual violation or non-compliance with any Permit or Environmental Law or any release or disposal of any Hazardous Substance (for which Remediation has not already been completed) concerning any land, facility, asset or property included in the Assets that would reasonably be expected to: (i) interfere with or prevent compliance by Seller with any Environmental Law or the terms of any Permit issued pursuant thereto; or (ii) give rise to or result in any common Law or other liability of Seller to any Person;

(c)    there are no pending proceedings, and to Seller’s Knowledge, there are no threatened proceedings, relating to an alleged breach of a Permit or Environmental Laws on or with respect to the Assets operated by Seller or any of its Affiliates; and

(d)    Seller has or will, no later than five (5) Business Days after the Execution Date, make available to Buyer true and accurate copies of all (1) written environmental reports and studies prepared by a Third Party on behalf of, or delivered by a Governmental Authority to Seller or any of its Affiliates with respect to any of the Assets and (2) notices delivered by the Ohio Department of Natural Resources, Ohio Environmental Protection Agency or the United States Environmental Protection Agency to Seller or any of its Affiliates with respect to any of the Assets, in each case, that are in Seller’s possession or control.

9.14    Taxes. Except as disclosed in Schedule 9.14:

(a)    all Asset Taxes that have become due and payable have been properly paid;

(b)    all Tax Returns with respect to Asset Taxes that are required to be filed have been duly and timely filed, and all such Tax Returns are correct and complete in all material respects;

(c)    there are no Encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Taxing Authority in connection with such Taxes) on the Assets, other than Permitted Encumbrances;

(d)    Seller has not received any written notice of any pending claim (which remains outstanding) from any applicable Taxing Authority for assessment of Asset Taxes and, to Seller’s Knowledge, no such claim has been made or threatened except as it relates to pending Asset Tax refund claims made by Seller described in Schedule 9.14;

(e)    no audit, administrative, judicial or other proceeding with respect to Asset Taxes has been commenced or is presently pending except as it relates to pending Asset Tax refund claims made by Seller described in Schedule 9.14; and

(f)    except for the Tax Partnership, none of Seller’s interests in the Assets is, or prior to Closing will be, subject to tax partnership reporting for federal income tax purposes.

9.15    Brokers’ Fees. Neither Seller nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

9.16    Imbalances. Except as set forth in Schedule 9.16, there are no material Imbalances associated with the Assets as of the Effective Time or such other date set forth in Schedule 9.16.

9.17    Advance Payments. Except for any throughput deficiencies attributable to or arising out of any Applicable Contract set forth on Schedule 9.17 and any Imbalances, Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than Royalties), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving full payment therefor at or after the time of delivery.

9.18    Wells. Except as disclosed on Schedule 9.18 (a) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, (b) to Seller’s Knowledge, there are no wells included in the Assets that Seller is currently obligated by applicable Law to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Authority, (c) all Wells operated by Seller have been drilled and completed within the limits permitted by all applicable Leases, Mineral Fee Interests or pooling or unit agreements and (d) Seller has not received any written notices or demands from Governmental Authorities or other Third Parties to plug any Wells.

9.19    Payout. Schedule 9.19, contains a complete and accurate list of the status of any “payout” balance, as of the date set forth in such Schedule (subject to subsequent adjustments in the ordinary course of business for revenues, capital costs and lease operating expenses and other similar amounts contributing to such “payout” balance total), for the Wells that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

9.20    Bonds, Etc.. Schedule 9.20 sets forth all bonds, letters of credit, guarantees and other forms of credit support currently maintained, posted or otherwise provided by Seller or its Affiliates that relate to Seller’s interest in the Assets.

9.21    Operations. Seller has not received any written notice of any vote (or other action) being taken (or any written notice threatening to commence such vote or other action) to remove Seller or any of its Affiliates as the operator of any of the Assets.

9.22    Surface Rights. Except as set forth in Schedule 9.22, other than Seller’s rights under the Permits, the Leases and the Mineral Fee Interests, the Rights-of-Way include all material authorizations from Governmental Authorities and Third Parties necessary to access, construct, operate, maintain and repair the Assets in the ordinary course of business as currently conducted by Seller.

Notwithstanding anything to the contrary in this Article IX, with respect to Assets not operated by Seller or its Affiliates, all of Seller’s representation and warranties contained herein and in the certificate to be delivered by Seller pursuant to Section 4.5, shall be deemed to be qualified in all respects by the Knowledge of Seller.

ARTICLE X

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

10.1    Organization, Existence and Qualification. Buyer is a limited liability company duly formed and validly existing under the Laws of the jurisdiction of its formation and Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer is duly licensed or qualified to do business in Ohio.

10.2    Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

10.3    No Conflicts. Assuming receipt of all consents and approvals from Third Parties in connection with the transactions contemplated by this Agreement, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

10.4    Consents. Except for Customary Post-Closing Consents or consents required to be obtained pursuant to the terms of any of the Assets, there are no consents or approvals of any Third Party that Buyer is required to obtain in connection with the transfer of the Assets from Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Buyer.

10.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer.

10.6    Litigation. There is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Buyer’s knowledge, threatened in writing, against Buyer, that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

10.7    Financing. Buyer shall have as of the Closing Date sufficient funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

10.8    Regulatory. Buyer is qualified to own and operate oil, gas and mineral leases in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Buyer shall, as of the Closing Date, (a) hold all lease bonds and any other surety or similar bonds as may be required by, and in accordance with, all applicable Laws governing the ownership or operation of the Assets and (b) have filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership or operation.

10.9    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has (a) relied on the representations and warranties of Seller set forth in Article IX and (b) relied on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, projections or other material made or given by any representative, consultant or advisor of Seller. Buyer acknowledges and affirms that on or prior to Closing, Buyer will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to consummate the transaction contemplated hereunder; provided, however, no such investigation, verification, analysis or evaluation (or absence thereof) shall reduce, modify, release or waive any of Seller’s obligations or Liabilities hereunder or under any of the other Transaction Documents.

10.10    Brokers’ Fees. Neither Buyer nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

10.11    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE XI

CERTAIN AGREEMENTS

11.1    Conduct of Business.

(a)    Except (w) as set forth in Schedule 11.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 9.12, (y) as required in the event of an emergency to protect life, property or the environment, and (z) as expressly contemplated by this Agreement or expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the Execution Date until Closing:

(i)    subject to interruptions resulting from force majeure, mechanical breakdown and planned maintenance, in each case, operate or, in the case of those Assets not operated by Seller or its Affiliates, use its commercially reasonable efforts to cause to be operated, the Assets (other than the Mineral Fee Interests that are subject to the Mineral Fee Leases) in the usual, regular and ordinary manner consistent with past practice;

(ii)    maintain, or cause to be maintained, the books of account and records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Seller;

(iii)    give written notice to Buyer as soon as is practicable of any written notice received or given by Seller or any of its Affiliates with respect to (A) any alleged material breach by Seller or other Person of any Lease, Right-of-Way or Material Contract, (B) any action to alter, terminate (unless such instrument terminates pursuant to its stated terms), rescind or procure a judicial reformation of any Lease, Mineral Fee Lease, Right-of-Way or Material Contract, or (C) any actual or alleged violation of any applicable Law with respect to Seller’s ownership or operation of the Assets;

(iv)    give written notice to Buyer as soon as is practicable of any written notice of any material damage or casualty to or destruction or condemnation of any of the Assets of which Seller has Knowledge (other than with respect to operations under any Mineral Fee Lease);

(v)    drill and complete future wells required to be drilled and completed prior to Closing under express continuous drilling obligation provisions in any Lease after written notice to Buyer;

(vi)    pay, when due (to the extent due on or after the Execution Date and prior to the Closing Date), all Property Expenses and Royalties (in each case) that are incurred on or after the Execution Date and prior to the Closing Date;

(vii)    cause the Rights-of-Way to be maintained in accordance with their terms and conditions and applicable Law; and

(viii)    with respect to the Leases not otherwise perpetuated by the production of Hydrocarbons in paying quantities therefrom, pay all delay rentals and shut-in payments becoming due and owing between the Execution Date and the Closing Date that are necessary to maintain the Leases (if such Leases would, but for such payments, expire prior to Closing).

(b)    Except (w) as set forth in Schedule 11.1, (x) for the operations covered by the AFEs described in Schedule 9.12, (y) as required in the event of an emergency to protect life, property or the environment, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall not, from and after the Execution Date until Closing:

(i)    (A) enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would have been required to be listed on Schedule 9.8(a), or (B) terminate (unless the term thereof expires pursuant to the provisions existing therein) or materially amend the terms of any Material Contract, except contracts terminable by Seller with notice of sixty (60) days or less without penalty or detriment;

(ii)    terminate (unless the term thereof expires pursuant to the provisions existing therein), materially amend, extend or surrender any rights under any Mineral Fee Interest, Lease or Right-of-Way (except, in each case, extensions of Leases in connection with Seller’s cure of any Title Defect asserted by Buyer);

(iii)    subject to Section 11.1(e), approve or amend any individual Third Party AFE or similar request under any Applicable Contract (other than those required under the terms of any Applicable Contract) which would reasonably be estimated to require expenditures in excess of $100,000;

(iv)    transfer, sell, mortgage, pledge or dispose of any of the Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(v)    (1) relinquish voluntarily its position as operator with respect to any Assets, or (2) waive, compromise or settle any material right or claim involving the Assets, or (3) propose any operation with respect to any of the Assets, or (4) grant or create any Preferential Purchase Rights or consent (including any Hard Consent) with respect to the Assets;

(vi)    reduce or terminate existing insurance;

(vii)    incur costs to secure or acquire Lease renewals or extensions that would exceed $150,000 in the aggregate (excluding, for the avoidance of doubt, renewals or extensions of Leases set forth in Schedule 11.1);

(viii)    incur costs to secure or acquire Rights-of-Way that would exceed $250,000 in the aggregate; or

(ix)    commit to do any of the foregoing.

(c)    Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to any breach or failure of Section 11.1(a)(i) greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)    Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 11.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 11.1.

(e)    With respect to any Third Party AFE received by Seller, Seller shall forward such Third Party AFE to Buyer as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not Seller should elect to participate in such operation. Buyer agrees that it will timely respond to any written request for consent pursuant to this Section 11.1(e) and Section 11.1(b)(iii). In the event the Parties are unable to agree within ten days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and the applicable joint operating agreement and such shorter time is specified in Seller’s request for consent) of Buyer’s receipt of any consent request as to whether or not Seller should elect to participate in such operation, Buyer’s reasonable decision shall control, provided that, in the event that Buyer’s election is contrary to the election that Seller desires to make with respect to such operation, then at Seller’s sole option upon notice to Buyer, the Assets affected thereby may be excluded from the Assets (in which case, such Assets shall become Excluded Assets hereunder), and the Purchase Price shall be reduced by the Allocated Value of the Assets so excluded. For the avoidance of doubt, any decision by Buyer causing Seller to become a non-consenting party shall not be a breach of Section 11.1(a)(viii). For the avoidance of doubt, Seller shall not be in breach of Section 11.1 for any failure to seek payment or reimbursement from Hess or any of Hess’s Affiliates with respect to any lease extension payments or bonuses covered by Section 11.1(b)(vii) or associated with the activities set forth on Schedule 11.1 (in each case) paid by Seller or its Affiliates that are attributable to the ownership or operation of the Assets from and after the Effective Time up to Closing (whether paid before or after the Effective Time).

11.2    Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer. Prior to the Scheduled Closing Date, Buyer shall obtain replacements for those bonds, letters of credit and guarantees described on Schedule 11.2, to the extent such replacements are necessary for Buyer’s ownership and operation of the Assets. At Closing, Buyer shall use its commercially reasonable efforts to cause the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates with respect to the

Assets. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

11.3    Record Retention. Buyer, for a period of seven (7) years following Closing, will (a) retain electronic copies of the Records, (b) upon reasonable prior written notice, provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 8.2 for review and copying at Seller’s expense.

11.4    Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until two (2) Business Days prior to Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising which, if existing at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For purposes of determining whether the conditions set forth in Article IV have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

11.5    Non-Solicitation; No-Hire. Prior to the date that is six (6) months after the Closing Date, without the other Party’s prior written consent, neither Buyer nor Seller nor any of each of their Affiliates shall hire, retain or attempt to hire or retain any employee of the other Party or in any way interfere with the relationship between the other Party and any of its employees; provided, that the non-solicitation restriction in this Section 11.5 shall not apply in the event an employee of either Party contacts the other Party (or any of its Affiliates) regarding employment in response to an advertisement identifying employment opportunities published by such Party (or any of its Affiliates) in a newspaper of general circulation or on its web site or if an employee of a Party contacts the other Party (or any of its Affiliates) without having been directly solicited. Buyer shall be permitted to contact any of Seller’s independent contractors whose services relate to the Assets to discuss post-Closing services.

11.6    Waiver of Preferential Right to Purchase. Seller hereby waives (for so long as this Agreement remains in effect) any and all of its rights of first refusal, rights of first offer, consent rights, and other similar rights under the JDA with respect to the transactions contemplated by the Hess PSA.

11.7    Suspense Funds and Co-Owners. Prior to Closing, Seller will provide to Buyer (i) information regarding all of Seller’s accounts holding Suspense Funds and (ii) Seller’s division of interest and all supporting documentation regarding those royalty owners and Working Interest owners in the Leases for whom Seller disburses proceeds of production. Upon the termination of the Transition Services Agreement, Seller shall deliver the Suspense Funds to an account designated in writing by Buyer.

11.8    Financing Covenants.

(a)    So that Buyer (and its Affiliates) may comply with certain potential financial reporting requirements of the U.S. Securities and Exchange Commission (the “SEC”), following the Execution Date, during normal business hours and upon reasonable advance notice, Seller shall use its commercially reasonable efforts to (i) provide Buyer and its accountants reasonable access to Seller’s financial records and data related to the Assets and (ii) provide Buyer and its accountants access to Seller’s officers, accountants and representatives (“Seller Personnel”) (in each case) as Buyer may reasonably request in order to comply with such requirements. Seller shall (i) prepare abbreviated financial statements consisting solely of revenues and direct expenses in accordance with Section 3-05 of Regulation S-X (“Carve Out Financial Statements”) under the Securities Act of 1933, as amended (the “Securities Act”) (at Buyer’s sole cost, expense and risk) for a period of up to three full fiscal years prior to the Closing Date, including any interim period preceding the Closing Date (including the supplementary disclosure of reserve quantities and the standardized measure pursuant to Accounting Standard Codification 932; and (ii) use its commercially reasonable efforts to cause its independent auditors to perform an audit of the Carve Out Financial Statements, as needed and in accordance with U.S. generally accepted auditing standards. Seller shall use its commercially reasonable efforts to deliver the audited Carve Out Financial Statements to Buyer no later than October 31, 2018; provided, however, that Seller shall not be in breach of this Section 11.8(a) for any failure to provide the audited Carve Out Financial Statements by October 31, 2018 (x) so long as Seller is diligently pursuing the preparation of such Carve Out Financial Statements or (y) to the extent such failure is due to the failure of Buyer or any of its representatives to comply with the provisions of this Section 11.8 or to any delay by Seller’s independent auditors in performing an audit of such Carve Out Financial Statements. Buyer shall cooperate with Seller and the Seller Personnel (and Seller shall use its commercially reasonable efforts to cause the Seller Personnel to cooperate with Buyer) in connection with the preparation of the Carve Out Financial Statements by Seller, at Buyer’s sole cost, expense and risk.

(b)    At Buyer’s request, Seller shall request that its independent auditors deliver customary “comfort letters” with respect to the Carve Out Financial Statements, provided such comfort letters shall comply with the requirements of Public Company Accounting Oversight Board AU 634 (or its successor provision) and cover such periods as are addressed by the Carve Out Financial Statements and are (i) required under Regulation S-X to be included in a registration statement for a securities offering registered with the U.S. Securities and Exchange Commission or (ii) customarily included in an offering memorandum for securities offered under Rule 144A of the Securities Act. Subject to Section 11.8(c) below, Seller agrees that it shall use its commercially reasonable efforts to assist in the delivery of such comfort letters, including delivering to its independent auditors a customary “representation” letter in form and substance substantially similar in all material respects to the representation letters generally delivered by Seller or its Affiliates to its or their independent auditors.

(c)    Notwithstanding anything to the contrary herein, it is understood and agreed that (i) Seller’s performance of its obligations under this Section 11.8 shall not require Seller or any of its Affiliates to agree to any contractual obligation or other action that would subject Seller or its Affiliates to any Liability and shall be at Buyer’s sole cost and expense (and Buyer shall promptly reimburse Seller for all documented, out-of-pocket Third Party costs and expenses incurred by Seller or its Affiliates in connection with such cooperation); (ii) Buyer shall indemnify and hold harmless Seller, its Affiliates and its and their respective directors, officers, employees, agents and representatives from and against any and all Liabilities by any such Persons suffered or incurred in connection with (A) any action taken by or on behalf of Seller under this Section 11.8, (B) the preparation and audit of the Carve Out Financial Statements, if applicable, (C) any information of Seller or its Affiliates utilized in connection with the preparation of such Carve Out Financial Statements and (D) the use by Buyer or any of its Affiliates of such Carve Out Financial Statements; (iii) subject to Section 12.2, all non-public or otherwise confidential information obtained by Buyer or its representatives in connection with the preparation of the Carve Out Financial Statements shall be kept confidential in accordance with the Confidentiality Agreement; (iv) the cooperation and assistance described in this Section 11.8 shall not require Seller to take any action that Seller reasonably believes could result in a violation of any material agreement or any confidentiality arrangement (provided that Seller shall use its commercially reasonable efforts to obtain a waiver of any such violation or confidentiality obligation) or the loss of any legal or other applicable privilege; and (v) Seller shall not be required to provide any information to Buyer that is not then in Seller’s or its Affiliates’ possession.

(d)    The obligations of Seller in this Section 11.8 shall expire on the later of (i) January 30 of the calendar year following the year in which the Closing occurs and (ii) if Carve Out Financial Statements have not been delivered to Buyer and Seller is diligently pursuing the preparation of such Carve Out Financial Statements in accordance with Section 11.8(a)(x) above, the date on which such Carve Out Financial Statements are delivered to Buyer, provided that the obligations noted in Section 11.8(b) shall survive until the Carve Out Financial Statements would no longer be required to be publicly filed by Buyer under Rule 3-05 of Regulation S-X under the Securities Act. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that the Closing is not conditioned on the delivery of the audited Carve Out Financial Statements, and nothing in this Section 11.8 shall operate to cause the Closing to be delayed.

ARTICLE XII

ACCESS; DISCLAIMERS

12.1    Access.

(a)    From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use its commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, designated service providers, investment bankers and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to (i) Seller’s and its Affiliates’ employees (following prior notice to Rodney Wilson, RodneyWilson@cnx.com, (724) 485-3161, (ii) the Assets and (iii) all Records in Seller’s or any of its Affiliates’ possession. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b)    Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets; provided, however, Buyer shall not be entitled to conduct a Phase I environmental property assessment with respect to any Mineral Fee Interest that is subject to a Mineral Fee Lease. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, Buyer shall not have access to any Assets where Seller does not have the authority to grant access (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access). Buyer shall not be entitled to conduct any Phase II environmental assessments or to otherwise conduct any sampling, boring, drilling or other invasive investigation activities on or with respect to any of the Assets.

(c)    Buyer shall coordinate its physical access of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while accessing the Assets. Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY IN THE CASE OF THIS SECTION 12.1(c) (I) LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES AND (II) LIABILITIES THAT WERE EXISTING PRIOR TO SUCH INSPECTIONS.

(d)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to at least the approximate same or better condition than they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(e)    During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties and (iv) provide for 5 days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

(f)    Buyer agrees to promptly provide Seller, but in no less than 5 days after Buyer’s or any of Buyer’s Representative’s receipt or creation, copies of all environmental reports and environmental test results prepared by Buyer and/or any of Buyer’s Representatives which contain environmental data collected or generated from Buyer’s environmental due diligence with respect to the Assets. None of Buyer, any of Buyer’s Representatives or Seller shall be deemed by Seller’s receipt of said documents, or otherwise, to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

12.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records, the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement, as if Buyer and Buyer’s Representatives were parties thereto. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Parties agree that the term of the Confidentiality Agreement will be extended until the Outside Date. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets, (c) information related to assets other than the Assets) and (d) any information of Seller or any of its Affiliates provided to Buyer or any of Buyer’s Representatives under Section 11.8 to the extent such information is not required by Regulation S-X or applicable accounting guidance to be disclosed on the face of the Financial Statements and/or Carve Out Financial Statements or in the notes thereto, whereby the Confidentiality Agreement with respect to the obligations in subsections (a), (b), (c) and (d) above shall survive until the fulfillment of Seller’s obligations in Section 11.8(b) hereto).

12.3    Disclaimers.

(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN Article IX OR SECTION 13.1(b) OR IN ANY OF THE TRANSACTION DOCUMENTS (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IX OR SECTION 13.1(b) OR IN ANY OF THE TRANSACTION DOCUMENTS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY

PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IX OR SECTION 13.1(b) OR IN ANY OF THE TRANSACTION DOCUMENTS, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER WILL HAVE AS OF CLOSING MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(c)    OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 9.13 OR WITH RESPECT TO SUCH SECTION 9.13 IN SELLER’S OFFICER’S CERTIFICATE DELIVERED AT CLOSING, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS EXPRESSLY SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 9.13 OR IN SELLER’S OFFICER CERTIFICATE DELIVERED AT CLOSING, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER WILL HAVE, AS OF CLOSING, MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.

(d)    SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 12.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XIII

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

13.1    Seller’s Title.

(a)    General Disclaimer of Title Warranties and Representations. Without limiting Buyer’s remedies for Title Defects set forth in this Article XIII, and except for the Special Warranty contained in the Assignment and Mineral Deed, and the representations and warranties set forth in Section 9.7 and Section 9.11, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to title to any of the Assets. Buyer acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 13.2 and (ii) after Closing, shall be pursuant to the Special Warranty contained in the Assignment and Mineral Deed, subject to the provisions of Section 13.1(c).

(b)    Special Warranty of Title. The Assignment and Mineral Deed shall contain a special warranty of title, effective as of the Closing, whereby Seller warrants and agrees to forever defend Defensible Title to the Leases, Mineral Fee Interests, Wells and Mineral Fee Leases unto Buyer and Buyer’s successors and assigns against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller only, but not otherwise, subject to (i) the Permitted Encumbrances; and (ii) all assignments of record in the federal, state and/or county records where the Assets of Seller’s right, title and interest in the assets underlying the Assets to Hess to the extent such right, title and interest (A) is acquired by Buyer upon closing of the transactions contemplated under the Hess PSA and (B) was not asserted or claimed as a Title Benefit under the Hess PSA (as those terms are defined in the Hess PSA only for the purposes of this Section 13.1(b)(ii)) (such special warranty contained in the Assignment and Mineral Deed, the “Special Warranty”).

(c)    Recovery on Special Warranties. For purposes of the Special Warranty, the value of the Assets set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-5 as applicable, shall be deemed to be the Allocated Value thereof, as adjusted pursuant to this Agreement. The Special Warranty in the Assignment and Mineral Deed shall not be subject to the Individual Title Defect Threshold or the Title Defect Deductible.

13.2    Notice of Title Defects; Defect Adjustments.

(a)    Title Defect Notices. Buyer must deliver, on or before 5:00 p.m. (Central Time) on August 17, 2018 (the “Title Claim Date”), one or more claim notices to Seller meeting the requirements of this Section 13.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute

Title Defects and which Buyer intends to assert as Title Defects pursuant to this Section 13.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the Special Warranty as limited by Section 13.1(c) and the representations and warranties set forth in Sections 9.7, 9.11 and 9.16), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Asset, or portion thereof, affected by such Title Defect (each such Asset or portion thereof a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents available to Buyer reasonably necessary for Seller to verify the existence of such Title Defect (which supporting documents may be furnished via access to a web link or ftp site (in lieu of other means of delivery)), (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect and the computations upon which Buyer’s belief is based, and (v) in the event a Title Defect is asserted with respect to a deficiency in Net Acres with respect to any Lease or Mineral Fee Interest, supporting evidence of the number of Net Acres for such Lease or Mineral Fee Interest (as applicable) that are included in a unit for a Well. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to provide such weekly notices prior to the Title Claim Date shall not be deemed a waiver of the underlying Title Defect. Buyer shall also promptly furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Title Claim Date.

(b)    Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Assets affected by the Title Benefit, (ii) supporting documents reasonably necessary for Buyer to verify the existence of such Title Benefit and (iii) the amount by which Seller reasonably believes the Allocated Value of such Assets is increased by the Title Benefit and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived any Title Benefits that Seller fails to provide a Title Benefit Notice therefore on or before the Title Claim Date.

(c)    Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to Closing any Title Defects of which it has been advised by Buyer.

(d)    Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 7.1(e), in the event that any Title Defect timely asserted by Buyer in accordance with Section 13.2(a) is not waived in writing by Buyer or cured on or before Closing, then, subject to the Individual Title Defect Threshold and the Title Defect Deductible, Seller shall prior to Closing, at its sole option, elect to:

(i)    reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 13.2(g) or Section 13.2(j); or

(ii)    retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets.

(e)    Remedies for Title Benefits. With respect to each Lease, Unleased Mineral Fee Interest, Well and Mineral Fee Lease affected by Title Benefits reported under Section 13.2(b), as Seller’s sole and exclusive remedies for any Title Benefits, the amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Asset caused by such Title Benefits, as determined pursuant to Section 13.2(h) or Section 13.2(j), shall be applied as to offset the aggregate Title Defect Amounts attributable to Title Defects.

(f)    Exclusive Remedy. Except for Buyer’s (i) rights under the Special Warranty contained in the Assignment, as limited by the provisions of Section 13.1(c), (ii) rights with respect to breaches of the representations and warranties set forth in Sections 9.7 and Section 9.11 and (iii) rights to terminate this Agreement pursuant to Section 7.1(e), the provisions set forth in Section 13.2(d) shall be the sole and exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title or any other title matter with respect to any Asset.

(g)    Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)    if the Title Defect represents a discrepancy between (A) Seller’s actual Net Acres for any applicable Lease or Mineral Fee Interest, and (B) Seller’s Net Acres for such Lease or Mineral Fee Interest as set forth in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, then the Title Defect Amount shall be the product of (1) the Allocated Value of such Title Defect Property multiplied by (2) a fraction, the numerator of which is the decrease in Net Acres with respect to such Lease or Mineral Fee Interest, and the denominator of which is the Net Acres for such Lease or Mineral Fee Interest set forth in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable;

(iv)    if the Title Defect represents a discrepancy between (A) Seller’s actual Net Revenue Interest for any Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease and (B) Seller’s Net Revenue Interest for such Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease as set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5 or Exhibit A-7, as applicable, then the Title Defect Amount shall be the product of (1) the Allocated Value of such Title Defect Property multiplied by (2) a fraction, the numerator of which is the Net Revenue Interest decrease in such Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease, and the denominator of which is the Net Revenue Interest for such Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease as set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5 or Exhibit A-7, as applicable;

(v)    if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation;

(vi)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)    notwithstanding anything to the contrary in this Article XIII, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)    if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)    if the Title Benefit represents a discrepancy between (A) Seller’s actual Net Acres for any applicable Lease or Mineral Fee Interest, and (B) Seller’s Net Acres for such Lease or Mineral Fee Interest as set forth in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, then the Title Benefit Amount shall be the product of (1) the Allocated Value of such Lease or Mineral Fee Interest multiplied by (2) a fraction, the numerator of which is the increase in Net Acres with respect to such Lease or Mineral Fee Interest, and the denominator of which is the Net Acres for such Lease or Mineral Fee Interest set forth in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable;

(iii)    if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease and (B) Seller’s Net Revenue Interest for such Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease as set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5 or Exhibit A-7, as applicable, then the Title Benefit Amount shall be the product of (1) the Allocated Value of such Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease multiplied by (2) a fraction, the numerator of which is the Net Revenue Interest increase in such Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease, and the denominator of which is the Net Revenue Interest for such Lease, Unleased Mineral Fee Interest, Well or Mineral Fee Lease as set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit A-5 or Exhibit A-7, as applicable;

(iv)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Asset affected by such Title Benefit, the portion of such Asset affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Asset, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(i)    Title Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller hereunder for any individual Title Defect for which the Title Defect Amount does not exceed $25,000 (“Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller hereunder for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Seller) minus (2) all Title Benefit Amounts, exceeds (B) the Title Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Title Defect Deductible. For the avoidance of doubt, if Seller elects to exclude a Title Defect Property affected by a Title Defect from the transactions contemplated hereby pursuant to the remedy set forth in Section 13.2(d)(ii), then, after such election, the Title Defect Amount and related Purchase Price adjustment relating to such excluded Assets will not be counted towards the Title Defect Deductible.

(j)    Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts (any dispute with respect to the foregoing matters, collectively “Title Disputes”) prior to Closing. If Seller and Buyer are unable to agree by Closing, the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 13.2(j). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the end of the Closing Date (the “Title Arbitrator”). In the event the Parties are unable to mutually agree upon the Title Arbitrator within such time period, then each Party will nominate a candidate to be the Title Arbitrator, and such candidates so nominated by the Parties shall together determine the Title Arbitrator. The arbitration proceeding shall be held in Houston, Texas. Buyer and Seller shall submit to the Title Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position on the defect or benefit in questions, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the tenth (10th) Business Day after appointment of the Title Arbitrator. The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall make a determination of the matter submitted based solely on the single written submission of Seller and Buyer (and without any additional or supplemental submittals by any Party, except to the extent the Title Arbitrator requests additional information from either Party), shall be bound by the rules set forth in Section 13.2(g) and Section 13.2(h) and the other terms of this Agreement, and subject to the foregoing, may consider such other legal and industry matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice, and may not award Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in its applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator (or any final agreement of the Parties) with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5 (or pursuant to the escrow provisions below), then within 10 days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount and subject to Section 13.2(i), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration hereunder and to the extent any Title Defects, Title Benefits, or title adjustments are not agreed upon by the Parties as of Closing, (A) the Assets subject to outstanding Title Disputes shall not be conveyed to Buyer at Closing, (B) the Parties shall enter into an escrow agreement in the form of Exhibit G with such changes as are required by the Escrow Agent (the “Escrow Agreement”), (C) the Purchase Price shall be reduced at Closing by the aggregate Allocated Value of such Assets and such aggregate amount shall be deposited by Buyer with the Escrow Agent at Closing, (D) Seller and Buyer shall deliver to the Escrow Agent a fully executed Assignment of such Assets, and (E) except to the extent that Seller has elected under Section 13.2(d)(ii), within five (5) days after all such disputes are finally resolved (by the Title Arbitrator and/or final agreement by the Parties), Buyer and Seller shall issue joint written instructions to the Escrow Agent to deliver (1) to Buyer the Assignment of such Assets that were held out of Closing pursuant to subpart (A) above and (2) the escrowed funds to Seller or Buyer, as applicable, pursuant to the determination of the Title Arbitrator or final agreement of the Parties, subject to further adjustments in accordance with Section 3.3, effective as of the Effective Time. As between Buyer and Seller, with respect to any Asset not conveyed at Closing pursuant to this Section 13.2(j), from the Closing Date until the date on which Seller conveys such Asset pursuant to the preceding sentence, such Asset shall remain subject to the terms and provisions of this Agreement in the same manner as such Asset was maintained during the period between the Execution Date and the Closing Date.

13.3    Casualty Loss.

(a)    Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion and the depreciation of any personal property due to ordinary wear and tear, in each case, with respect to the Assets.

(b)    If, after the Execution Date but prior to the Closing Date, any portion of the

Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), Buyer shall nevertheless be required to close and, prior to Closing the Parties shall mutually agree to either (i) have Seller cause the Assets affected by such Casualty Loss to be repaired or restored to at least its condition prior to such Casualty Loss, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) have the Casualty Loss be treated as a Title Defect (without regard to any of the limitations set forth in Section 13.2(i), but otherwise subject to the remaining terms and conditions of Section 13.2) or (iii) have Seller defend, indemnify and hold Buyer harmless, through a document to be delivered at Closing reasonably acceptable to Seller and Buyer, against any costs, expenses or other liabilities that Buyer reasonably incurs to repair or restore any Assets affected by such Casualty Loss. In the event the Parties cannot agree on which remedy set forth above will be applicable with respect to any Casualty Loss, the remedy set forth in clause (ii) above shall be applied. In each case, Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

13.4    Consents to Assign. Within ten (10) Business Days after the Execution Date, Seller shall send to the holder of each consent applicable to the assignment of the Assets to Buyer a notice in material compliance with the contractual provisions applicable to such consent seeking such holder’s consent to the transactions contemplated hereby. If, following the Execution Date but prior to the Closing Date, either Party discovers any consent that is not set forth on Schedule 9.4 (such discovered consent, an “Unscheduled Consent”), such Party shall notify the other Party thereof and Seller shall promptly send to the holder of such Unscheduled Consent a notice in compliance with the contractual provisions applicable to such Unscheduled Consent seeking such holder’s consent to the transactions contemplated hereby.

(a)    If Seller fails to obtain a consent to the assignment of any Asset(s) set forth in Schedule 9.4 or an Unscheduled Consent prior to Closing and the failure to obtain such consent would cause (i) the assignment of the Asset(s) affected thereby to Buyer to be void or would give the holder thereof the right to void such assignment (in each case, under the express terms of the instrument containing such consent right) or (ii) the termination of a Lease or would give the holder thereof the right to terminate such Asset (in each case, under the express terms of such Lease) (each consent meeting the requirements of either clause (i) or (ii) above, but excluding, however, any consent where the language creating the consent provides that such consent shall not be unreasonably withheld, a “Hard Consent”), then, in each such case, the affected Asset(s) shall be excluded from the Assets to be acquired by Buyer at Closing hereunder and the Purchase Price shall be reduced by the Allocated Value of the Asset(s) so excluded. In the event that a Hard Consent (with respect to any applicable Asset(s) excluded pursuant to this Section 13.4(a)) that was not obtained prior to Closing is obtained within 120 days following Closing, then, Buyer shall purchase, within 10 days after such Hard Consent is obtained, such Asset(s) so excluded from Seller under the terms of this Agreement for the amount (if any) by which the Purchase Price was reduced at Closing due to the exclusion of such Asset(s) (as such amount is appropriately adjusted in accordance to Section 3.3 with respect to such Asset(s)), and Seller shall assign to Buyer such Asset(s) pursuant to an assignment or mineral deed, as applicable, in form substantially similar to the Assignment or Mineral Deed, as applicable.

(b)    If Seller fails to obtain a consent set forth in Schedule 9.4 or an Unscheduled

Consent prior to Closing and (A) such Consent is not a Hard Consent and (B) such Consent requested by Seller is not denied in writing by the holder thereof prior to Closing, then (x) the Asset(s) subject to such un-obtained consent shall be acquired by Buyer at Closing as part of the Assets, (y) Buyer shall be deemed to have assumed any and all Liabilities for the failure to obtain any such Consent as a part of the Assumed Obligations.

ARTICLE XIV

ENVIRONMENTAL MATTERS

14.1    Notice of Environmental Defects.

(a)    Environmental Defect Notices. If Buyer discovers any Environmental Condition which, in its reasonable opinion, Buyer determines constitutes an Environmental Defect, Buyer shall promptly notify Seller within 3 Business Days of such discovery and, in any event, on or before 5:00 p.m. (Central Time) on August 17, 2018 (the “Environmental Claim Date”). To be effective, notice of an Environmental Defect (an “Environmental Defect Notice”) shall be in writing and shall include (i) a description of the Environmental Condition constituting the asserted Environmental Defect(s) and the affected Well (including API number), (ii) the Asset(s) (or portions thereof) affected by the asserted Environmental Defect (each, an “Environmental Defect Property”), (iii) documentation sufficient for Seller to verify the existence of the asserted Environmental Defect(s), (iv) the Allocated Value of each Environmental Defect Property, (v) the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such Environmental Defect and the computations and information upon which Buyer’s belief is based, and (vi) the specific Environmental Law that is applicable to the Environmental Defect and the violation of such Environmental Law. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect. For all purposes of this Agreement but subject to Buyer’s remedies hereunder for a breach of Seller’s representation contained in Section 9.13, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date.

(b)    Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time during the Closing Date any Environmental Defects of which it has been advised by Buyer.

(c)    Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 7.1(e), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 14.1(a) is not waived in writing by Buyer or cured on or before Closing, then, subject to the Individual Environmental Defect Threshold and the Environmental Defect Deductible, Seller shall prior to the Closing, at its sole option, elect to:

(i)    reduce the Purchase Price by the Remediation Amount; or

(ii)    retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Assets;

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.

(d)    Removal Right. Notwithstanding anything to the contrary, if the Remediation Amount asserted by Buyer in good faith exceeds one hundred percent (100%) of the Allocated Value of the applicable Environmental Defect Property, Buyer shall have the option to exclude such Environmental Defect Property together with all associated Assets from Closing and reduce the Purchase Price by the amount of such Allocated Value(s) and such Environmental Defect Property together with all associated Assets shall be retained by Seller and shall be considered Excluded Assets under the terms of this Agreement.

(e)    Exclusive Remedy. Except as provided in Section 8.2(a) for a breach of Seller’s representations and warranties set forth in Section 9.13, as provided in Section 8.2(d) and Buyer’s rights to terminate this Agreement pursuant to Section 7.1(e), the provisions set forth in Section 14.1(c) and Section 14.1(d) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental matter with respect to any Asset.

(f)    Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $75,000 (“Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the sum of the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects cured by Seller), exceeds (B) the Environmental Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects in excess of the Environmental Defect Deductible. For the avoidance of doubt, if Seller elects to exclude an Environmental Defect Property affected by an Environmental Defect from the transactions contemplated hereby pursuant to the remedy set forth in Section 14.1(c)(ii), then, after such election, the Remediation Amount and related Purchase Price adjustment relating to such excluded Assets will not be counted towards the Environmental Defect Deductible.

(g)    Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts (any dispute regarding the foregoing matters, collectively “Environmental Disputes”) prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 14.1(g). There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’

experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then each Party will nominate a candidate to be the Environmental Arbitrator, and such candidates so nominated by the Parties shall together determine the Environmental Arbitrator. The arbitration proceeding shall be held in Houston, Texas. Buyer and Seller shall submit to the Environmental Arbitrator, with a simultaneous copy to the other Party, a single written statement of its position on the defect or amount in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the tenth (10th) Business Day after appointment of the Environmental Arbitrator. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 14.1 and the other terms of this Agreement and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary to make a proper determination. The Environmental Arbitrator, however, may not award any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator (or any final agreement of the Parties) with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5 (or pursuant to the escrow provisions below), then within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, and subject to Section 14.1(f), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration hereunder and to the extent any Environmental Defects or Remediation Amounts relating thereto are not agreed upon by the Parties as of Closing, (A) the Assets subject to outstanding Environmental Disputes shall not be conveyed to Buyer at Closing, (B) the Parties shall enter into an Escrow Agreement, (C) the Purchase Price shall be reduced at Closing by the aggregate Allocated Value of such Assets and such aggregate amount shall be deposited by Buyer with the Escrow Agent at Closing, (D) Seller and Buyer shall deliver to the Escrow Agent a fully executed Assignment of such Assets and (E) except to the extent that Seller has elected under Section 14.1(c)(ii) or Buyer has elected under Section 14.1(d), within five (5) days after all such disputes are finally resolved (by the Environmental Arbitrator and/or final agreement by the Parties), Buyer and Seller shall issue joint written instructions to the Escrow Agent to deliver (1) to Buyer the Assignment of such Assets that were held out of Closing pursuant to subpart (A) above and (2) the escrowed funds to Seller or Buyer, as applicable, pursuant to the determination of the Environmental Arbitrator or final agreement of the Parties, subject to further adjustments in accordance with Section 3.3, effective as of the Effective Time and Seller or Buyer shall pay to the other any further amounts owed by such Party pursuant to the determination of the Environmental Arbitrator. As between Buyer and Seller, with respect to any Asset not conveyed at Closing pursuant to this Section 14.1(g), from the Closing Date until the date on which Seller conveys such Asset pursuant to the preceding sentence (or until such date that Seller or Buyer elects under Section 14.1(c)(ii) or Section 14.1(d), as applicable, for Seller to retain such Asset), such Asset shall remain subject to the terms and provisions of this Agreement in the same manner as such Asset was maintained during the period between the Execution Date and the Closing Date.

14.2    NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, pipelines, fixtures, materials and equipment as scale, or in other forms. The pipelines, fixtures, wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. For the avoidance of doubt (a) NORM shall not constitute the basis of a breach of Seller’s representations and warranties set forth in Section 9.13, and (b) no Environmental Condition involving NORM shall constitute the basis of an Environmental Defect.

ARTICLE XV

MISCELLANEOUS

15.1    Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement. Seller or Buyer and their respective counsel have received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2    Expenses.

(a)    Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses.

(b)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment and Mineral Deed), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer.

15.3    Taxes.

(a)    Buyer shall assume responsibility for, and shall bear and pay, all state sales and use taxes and transfer and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”).

(b)    Seller shall assume responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Assets for (i) any period ending prior to the Effective Time, and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes with respect to the ownership or operation of the Assets arising on or after the Effective Time (including all Straddle Period Asset Taxes not apportioned to Seller) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (A) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time; and (B) in the case of other Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time. For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.

(c)    To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3, Section 3.4 or Section 3.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.5, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 15.3(b).

(d)    Seller shall timely file any Tax Return with respect to Asset Taxes due on or before the Closing Date or that otherwise relates solely to periods before the Closing Date (a “Pre-Closing Tax Return”) and shall pay any Asset Taxes shown due and owing on such Pre-Closing Tax Return. From and after the Closing Date, Buyer shall timely file any Tax Returns with respect to Asset Taxes required to be filed after the Closing Date for any Straddle Period (a “Post-Closing Tax Return”), and shall pay any Asset Taxes shown due and owing on such Post-Closing Tax Return. Buyer shall file any Post-Closing Tax Return in a manner consistent with past practice except as otherwise required by Law. Within 15 days prior to filing, Seller shall deliver to Buyer a draft of any such Pre-Closing Tax Return for Buyer’s review and approval (which approval will not be unreasonably withheld or delayed). Within 15 days prior to filing, Buyer shall deliver to Seller a draft of any such Post-Closing Tax Return for Seller’s review and approval (which approval will not be unreasonably withheld or delayed). The Parties agree that (i) this Section 15.3(d) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Taxing Authority, and (ii) nothing in this Section 15.3(d) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

(e)    Any payments made to any Party pursuant to Article VIII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by applicable Law.

(f)    The Parties shall cooperate fully, as and to the extent reasonably requested in connection with the filing of any Tax Returns, state and federal regulatory reports, royalty payments including related deduction and any audit, litigation or other proceeding with respect to these matters for the Assets. Such cooperation shall include, upon another Party’s request, the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to allow access (upon request) to the Assets by Seller, Seller representatives, auditors and state or federal representatives relevant to any such audit, litigation or other proceeding.

15.4    Assignment. This Agreement may not be assigned by Buyer or Seller without the prior written consent of each Party. In the event the Parties consent to any such assignment, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder.

15.5    Preparation of Agreement. Seller, Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.6    Publicity.

(a)    Buyer shall not make or issue any press release or other announcements to the general public concerning the transactions contemplated by this Agreement without the prior consent of Seller, which consent shall not be unreasonably withheld. If Buyer desires to make a public announcement, it shall first give Seller 48 hours written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement, and (ii) a written draft of the text of such public announcement.

(b)    Seller shall not make or issue any press release or other announcements to the general public concerning the transactions contemplated by this Agreement without the prior consent of Buyer, which consent shall not be unreasonably withheld. If Seller desires to make a public announcement, it shall first give Buyer 48 hours written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement, and (ii) a written draft of the text of such public announcement.

(c)    Nothing in this Section 15.6 shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded; provided, however, that to the extent possible, prior written notification shall be given to the other Parties prior to any such announcement or statement.

15.7    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, by email (provided that confirmation of receipt of such email is requested and received, which confirmation shall be provided reasonably promptly following receipt) or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, addressed to Seller or Buyer, as appropriate, at the address for such Person shown below or at such other address as Seller or Buyer shall have theretofore designated by written notice delivered to the other Parties:

If to Seller:

CNX Gas Company LLC

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Attention: Rodney Wilson

Telephone: 724-485-3161

Email: RodneyWilson@cnx.com

With a copy to:

CNX Gas Company LLC

CNX Center

1000 CONSOL Energy Drive

Canonsburg, PA 15317

Attention: Matthew W. Hutnick

Telephone: 724-485-3136

Email: MatthewHutnick@cnx.com

If to Buyer:

Ascent Resources – Utica, LLC

3501 NW 63rd St.

Oklahoma City, Oklahoma 73116

Attention: Serena Evans

Telephone: (405) 252-7717

Email: serena.evans@ascentresources.com

With a copy to:

Ascent Resources – Utica, LLC

3501 NW 63rd St.

Oklahoma City, Oklahoma 73116

Attention: Robert W. Kelly, II

Telephone: (405) 252-7843

Email: LegalNotices@ascentresources.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by email or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Seller or Buyer may change the address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.7. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

15.8    Further Cooperation. After Closing, Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as Seller or Buyer may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. If any Party receives monies belonging to the other Party or for which such other Party is entitled hereunder or under any Transaction Document, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party and such obligation is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each Party shall promptly pay its portion of such obligation or Liability to the obligee.

15.9    Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments of state Leases executed at Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals (at no out-of-pocket cost to Buyer) that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that, in each case, shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action reasonably required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond. To the extent necessary, the Parties shall revise the information included on any applicable exhibit to the Assignment or Deed to comply with the recording requirements of the applicable county.

15.10    Entire Agreement; Conflicts.

(a)    THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS, THE ACCESS AGREEMENT AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF.

(b)    The Parties expressly acknowledge and agree that, in the event that Closing occurs, then subject to Section 12.2, the Confidentiality Agreement shall be terminated in its entirety effective as of the Closing Date.

(c)    THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE ACCESS AGREEMENT AND THE CONFIDENTIALITY AGREEMENT, AND SELLER SHALL NOT BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.10.

15.11    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller and Buyer and their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.12    Amendment. This Agreement may be amended only by an instrument in writing executed by the Party against whom enforcement is sought.

15.13    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives or any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.14    Conflict of Law Jurisdiction, Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG SELLER AND BUYER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCEPT TO THE EXTENT THE REAL PROPERTY LAWS OF THE STATE OF OHIO APPLY TO REAL PROPERTY MATTERS AND NOT TO THE CONTRACT TERMS OF

THIS AGREEMENT) EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. EACH OF SELLER AND BUYER CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN HARRIS COUNTY, TEXAS. EACH OF SELLER AND BUYER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.15    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.16    Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the names CNX Gas Company LLC, CNX, CONSOL and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.17    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission (including scanned documents delivered by email) shall be deemed an original signature hereto, and execution and delivery by such means shall be binding upon all Parties.

15.18    Time is of the Essence. With respect to all dates and time periods in this Agreement, time is of the essence.

[Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

CNX GAS COMPANY LLC

By:	/s/ Donald W. Rush
Name:	Donald W. Rush
Title:	Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BUYER:

ASCENT RESOURCES — UTICA, LLC

By:	/s/ Jeffrey A. Fisher
Name:	Jeffrey A. Fisher
Title:	Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT